UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO.2

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Show King Holdings Inc.

(Exact Name of Registrant in its Charter)

California	7200	46-2861737
(State or other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification No.)

Show King Holdings Inc.

2387 SOUTH HACIENDA BLVD.,

HACIENDA HEIGHTS, CA 91745

Tel:626-961-6522

(Address and Telephone Number of Registrant's Principal

Executive Offices and Principal Place of Business)

Autarky Consulting Inc.

B303D, No.185 Kewang Rd, Longtan Township

Taoyuan County 325

(Name and address of agent for service of process)

Copies of communications to:

Chiang, Tien Jen

Autarky Consulting Inc.

B303D, No.185 Kewang Rd, Longtan Township

Taoyuan County 325

rayc1179@gmail.com

(Name and address of agent for service of process)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer,"

"accelerated filer" and "smaller reporting company" in Rule 12b2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee
Common Stock, $0.1 par value per share	743,000	$0.2	$148,600	$14.96

(1)  This Registration Statement covers the resale by our selling stockholders of up to 743,000 shares of common stock previously issued to such selling stockholders.

(2)  The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457 the offering price was arbitrarily determined. The offering price of $0.2 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board ("OTCBB"), at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE. We intend to commence the proposed sale as soon as practicable after this Registration Statement becomes effective.

PRELIMINARY PROSPECTUS

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SHOW KING HOLDINGS INC.

743,000 SHARES OF COMMON STOCK

The selling stockholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. We will not receive any proceeds from the sale of the common stock covered by this prospectus. The selling stockholders will receive $0.2 per share or an aggregate of $148,600 if all of the shares are sold.

Our common stock is presently not traded on any market or securities exchange. The selling security holders have not engaged any underwriter in connection with the sale of their shares of common stock. The common stock being registered in this registration statement may be sold by selling security holders at a fixed price of $0.2 per share until our common stock is quoted on the OTC Bulletin Board ("OTCBB") and thereafter at prevailing market prices or privately negotiated prices or in transactions that are not in the public market. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority ("FINRA"), which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares of the selling security holders.

We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act") and, as such, have elected to comply with certain reduced public company reporting requirements for future filings. Please refer to discussions under "Prospectus Summary" on page 6 and "Risk Factors" on page 10 of how and when we may lose emerging growth company status and the various exemptions that are available to us.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission ("SEC") is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 10 to read about factors you should consider before buying shares of our common stock.

The Date of This Prospectus is: ________________________________2016

Table of Content

PROSPECTUS SUMMARY

SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

RISK FACTORS

USE OF PROCEEDS

DETERMINATION OF OFFERING PRICE

DILUTION

SELLING SECURITY HOLDERS

PLAN OF DISTRIBUTION

DESCRIPTION OF SECURITIES TO BE REGISTERED

INTERESTS OF NAMED EXPERTS AND COUNSEL

DESCRIPTION OF BUSINESS

DESCRIPTION OF PROPERTY

LEGAL PROCEEDINGS

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRATN'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS

DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

INDEX OF AUDITED FINANACIAL STATEMENTS OF SHOW KING HOLDINGS INC. FOR THE YEAR ENDED DECEMBER 31, 2014 AND 2013

INDEX OF AUDITED FINANACIAL STATEMENTS OF GUI CORPORATION FOR THE YEAR ENDED DECEMBER 31, 2014 AND 2013

INDEX OF AUDITED FINANACIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2015

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

INDEMNIFICATIONS OF DIRECTORS AND OFFICERS

RECENT SALES OF UNREGISTERED SECURITIES

EXHIBITS

UNDERTAKINGS

SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHARGES

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, before making an investment decision. In this Prospectus, the terms "Company," "we," "us" and "our" refer to Show King Holdings Inc.

Overview

We were incorporated in the State of Nevada on May 23, 2013, and our fiscal year end is December 31.

We changed our state of incorporation from the State of Nevada to the State of California (the "Conversion") on June 26, 2015. We recently acquired our operations through the acquisition of GUI Corp., a California corporation, on December 21, 2014. GUI Corp. was a related party because it was solely owned by Mr. Edwin Kwong, the President and controlling shareholder of Show King Holdings. In this acquisition, Mr. Edwin Kwong received $0 dollars as the sole consideration for selling to us his all shares in GUI Corp.

GUI Corp. was formed on August 9, 2000 and began to operate its consumer exhibition events business from August 9, 2000. We acquired GUI Corp. in order to start up our operation in consumer exhibition events business. As an organizer, we operate our business to organize consumer exhibition events through our wholly owned subsidiaries, GUI Corp. and Mega Show Corp., a Nevada corporation formed on December 31, 2014. The manners we use to organize a consumer exhibition consist of planning; seeking and obtaining the suitable spaces for; and promoting such exhibitions. We only generate our revenue directly from the exhibition tickets sale and the rental made by subletting booths to exhibitors. Currently, our operation of organizing consumer exhibitions via GUI Corp. achieves to the extent that we have a revenue of $1,609,315 in 2014, all of which is consisted of our tickets sale and rental from subletting booths.

Since we incorporated in Nevada State on May 23, 2013 (the "Inception"), we do not obtain any loan from any person and currently, we have no established bank-financing arrangements. Therefore, it is likely that we would need to seek additional financing through loan, joint venture, mortgage of land, and /or private placement of our equity securities. No assurance can be given that such financing will be available at all, or on favorable terms. Unless such additional financing is available, our operations may be materially adversely affected and you may lose your entire investment.

As of December 31, 2014, we had $153,921 cash in the bank. We believe that we may need to seek additional financing through the manners above to sustain our operations until our business is able to produce adequate revenue, in itself, enough to sustain such operations. Also, if we are unable to satisfy our cash requirements, we may be unable to proceed with our plan of operations. At present, there have been no loans to us except from our current shareholder and it is unknown if we will obtain needed financing in the future. We are an operating company to engage the business organizing consumer exhibition events only.

Where You Can Find Us

Show King Holdings Inc.

2387 SOUTH HACIENDA BLVD., HACIENDA HEIGHTS, CA 91745

Tel:626-961-6522

Emerging Growth Company Status

We are an "emerging growth company," as defined in the JOBS Act. For as long as we are an "emerging growth company," we have elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies," including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding advisory "say-on-pay" votes on executive compensation and shareholder advisory votes on golden parachute compensation.

Under the JOBS Act, we will remain an "emerging growth company" until the earliest of:

the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;

the last day of the fiscal year following the fifth anniversary of the completion of this offering;

the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and

the date on which we are deemed to be a "large accelerated filer" under the Securities Exchange Act of 1934, or the Exchange Act.

We will qualify as a large accelerated filer as of the first day of the first fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months. The value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter.

Section 107 of the JOBS Act provides that we may elect to utilize the extended transition period for complying with new or revised accounting standards. As such, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act.

Please refer to a discussion on page 10 under "Risk Factors" of the effect on our financial statements of such election.

The Offering

Common stock offered by selling security holders                            743,000 shares of common stock at $0.2 per share or $148,600 in total. This number   represents 31.35% of our current outstanding common stock (1).

Common stock outstanding before the offering                                2,370,000 shares.

Common stock outstanding after the offering                                   2,370,000 shares as of March 31, 2016.

Terms of the Offering                                                                           The selling stockholders will determine

when and how they will sell the common

stock offered in this prospectus.

Termination of the Offering                                                                 The offering will conclude upon the earliest

of (i) such time as all of the common stock

has been sold pursuant to the registration

statement or (ii) such time as all of the

common stock becomes eligible for resale

without volume limitations pursuant to Rule

144 under the Securities Act, or any other

rule of similar effect.

Use of proceeds                                                                                     We are not selling any shares of the

common stock covered by this prospectus.

Risk Factors                                                                                          The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors" beginning on page 10.

(1)     Based of 2,370,000 shares of common stock outstanding as of March 31, 2016.

SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

We derived the following summary financial information for the years ended December 31, 2013 and 2014 from our audited historical financial statements. The following summary financial data should be read in conjunction with "Management's Discussion and Analysis," "Plan of Operation" and the Financial Statements and the related notes included in this prospectus:

STATEMENTS OF OPERATIONS DATA

STATEMENTS OF OPERATIONS

	2015	2014
Revenue	2,248,960	-
Cost of services	370,175	-
Gross profit	1,878,785	-
Operating expenses	1,762,802	290
Income (loss) from operations	115,983	(290)
Other income (expenses)
Other income	2,189	-
Total other income (expense)	2,189	-
Loss before income taxes	118,172	(290)
Income taxes	48,102	-
Net income (loss)	70,070	(290)
Net Loss Per Share
Basic and diluted	0.03	(0.00)
Weighted average common shares outstanding
Basic and Diluted	2,370,000	15,002,329

BALANCE SHEET DATA

	December 31, 2015	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	324,470	153,921
Prepaid and other current assets	323,609	130,982
Investments in nonmarketable equity securities at cost	-	8,150,000
Total Current Assets	648,079	8,434,903
Property and equipment, net	48,095	7,477
Total Assets	696,174	8,442,380

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	-	6,896
Customer deposits	216,402	130,739
Accrued and other liabilities	97,917	5,542,960
Total Current Liabilities	314,319	5,680,595
Other liabilities	-	-
Total Liabilities	314,319	5,680,595

Stockholders' Equity
Common stock	2,687,000	2,687,000
Additional paid-in capital	79,000	79,000
Treasury stock	(2,450,000)	-
Retained earnings	-	(4,215)
Total Equity	316,000	2,761,785
Total Liabilities and Equity	630,319	8,442,380
Stockholders' Equity
Common stock, shares authorized	70,000,000	70,000,000
Common stock, par value	0.1	0.1
Common stock, shares issued	2,370,000	26,870,000

RISK FACTORS

The shares of our common stock being offered for resale by the selling security holders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment. You should carefully consider the risks described below and the other information in this process before investing in our common stock.

Risks Related to Our Business

OUR SUCCESS RELIES ON THE STRENGTH OF OUR EXHIBITION ORGANIZING BUSINESSES, AND IF OUR EXHIBITION BECOMES LESS POPULAR, OUR BUSINESS COULD SUFFER.

We operate our business to organize consumer exhibition events. Our growth strategy relies on the strength of these exhibitions to attract consumer attendees. We also rely on the strength of these exhibitions to secure sponsorships and to facilitate growth in revenue from the ticket sales and rentals made by sublease exhibition spaces to exhibitors.

Maintaining the strength of our consumer exhibition events will be challenging, and our relationship with our exhibitors and/or attendees could be harmed for many reasons, including the quality of the experience at such exhibitions, our competitors developing more popular events or attracting talent from our businesses, adverse occurrences or publicity in connection with an event and changes to public tastes that are beyond our control and difficult to anticipate. If our exhibitions become less popular with attendees within the consumer exhibition organizing community, our growth strategy would be harmed, which could in turn harm our business and financial results.

Maintaining the popularity of our consumer exhibition events requires that we anticipate consumer preferences and offer events that appeal to consumer attendees. The consumer attendees' preferences and tastes for these events can change and evolve rapidly, and our competitors actively seek to provide new and compelling experiences at their consumer exhibition events. If we fail to anticipate or respond quickly to changes in public taste regarding consumer events, our exhibitions may become less attractive to attendees.

WE ARE VULNERABLE TO THE POTENTIAL DIFFICULTIES ASSOCIATED WITH RAPID GROWTH.

We believe that our future success depends on our ability to manage the rapid growth that we expect to achieve organically and additional responsibilities that our growth will place on our management.

The following factors could present us with difficulties:

•         a lack of sufficient executive-level personnel;

•         an increased administrative burden on our employees;

•         the inability to attract, train, manage and retain the qualified personnel necessary to manage and organize a greater number of exhibitions; and

•         other business activities

If we fail to address these and other challenges associated with our growth, our growth itself may slow or fail to materialize, we may grow without achieving profitability, we may have difficulty with our internal controls and procedures and the quality of the exhibitions we organize may decline. Any of these could harm our business and financial results.

IT IS POSSIBLE THAT THE POPULARITY OF CONSUMER EXHIBITION EVENTS WILL NOT CONTINUE THEIR CURRENT GROWTH OR EVEN DECLINE.

We have focused our business on organizing consumer exhibition events, including consumer related products and/ or services. Accordingly, our growth strategy is dependent upon the continued growth of the popularity of consumer exhibition events and the consumer community. However, this growth is subject to the whims of public taste, which may change over time and which may be beyond our control. While interest in consumer products and services continues to increase significantly, this increase in interest may not continue, and it is possible that the public's current level of interest in particular consumer exhibition events will decline. If either were to happen, the demand for and interest in consumer exhibition events, could fail to meet our expectations or even decline. This would have a material adverse effect on our business and financial results.

WE MUST MATCH THE INNOVATION OF OUR COMPETITORS.

There is currently a tremendous amount of innovation among exhibition organizing businesses, including in the different experiential aspects of exhibitions and other live performances. These include things such as video presentations, lighting, special effects, sets and other creative elements. Businesses in the exhibition organizing industry compete in part on their ability to provide experiences for their attendees that are both cutting edge and compelling. Innovation in our industry is taking place at the companies that organize large size international commercial exhibitions. We must be able to match the quality and inventiveness of these competitors at our own exhibitions. If we fail to do so, it could lead to reduced demand for tickets to our exhibitions, harm our reputation or the reputation of our exhibitions and adversely affect our business and financial performance.

IF WE ARE FORCED TO CANCEL OR POSTPONE ALL OR PART OF A SCHEDULED EXHIBITION, OUR BUSINESS WILL BE ADVERSELY IMPACTED AND OUR REPUTATION MAY BE HARMED.

We incur a significant amount of up-front costs when we plan and prepare for an exhibition. Accordingly, if a planned exhibition fails to occur, we would lose a substantial amount of sunk costs, fail to generate the anticipated revenue and may be forced to issue refunds for tickets sold. If we are forced to postpone a planned exhibition, we would incur substantial additional costs in order to stage the exhibition on a new date, may have reduced attendance and revenue and may have to refund money to ticketholders. In addition, any cancellation or postponement could harm both our reputation and the reputation of the particular exhibitions.

We could be compelled to cancel or postpone all or part of an exhibition for many reasons, including such things as low attendance, technical problems, issues with permitting or government regulation, incidents, injuries or deaths at that exhibition or another similar event, as well as extraordinary incidents, such as terrorist attacks, mass-casualty incidents and natural disasters or similar events. We often have cancellation insurance policies in place to cover a portion of our losses if we are compelled to cancel an event or festival, but our coverage may not be sufficient and is subject to deductibles.

The occurrence of an extraordinary incident at or near the site where an exhibition will be held may make it impossible or difficult to stage the exhibition or make it difficult for attendees to travel to the site of the exhibition. An extraordinary incident may also may make it inappropriate to hold an exhibition at a particular site or at a particular time.

COSTS ASSOCIATED WITH, AND OUR ABILITY TO OBTAIN, ADEQUATE INSURANCE COULD ADVERSELY AFFECT OUR PROFITABILITY AND FINANCIAL CONDITION.

Heightened concerns and challenges regarding property, casualty, liability, exhibitors, business interruption and other insurance coverage have resulted from security incidents, including terrorism, along with varying weather-related conditions and incidents. As a result, in addition to the insurance coverage we are maintaining on health and travel, we may need to obtain other insurance coverage for various security and weather-related incidents in the future. Also, we may experience increased difficulty obtaining high policy limits of coverage at reasonable costs, including coverage for acts of terrorism and weather-related property damage. We cannot guarantee that our insurance policy coverage limits, including insurance coverage for property, casualty, liability, exhibitors and business interruption losses and acts of terrorism, would be adequate under the circumstances should one or multiple events occur at or near any of our venues or events, or that our insurers would have adequate financial resources to pay our related claims.

TO STAGE FESTIVALS IN MULTIPLE LOCATIONS, WE MAY BE REQUIRED TO TRANSPORT COMPLEX SETS AND EQUIPMENT LONG DISTANCES, WHICH CREATES INCREASED RISK THAT THEY WILL BE DAMAGED.

Our consumer exhibition events sometimes require complex sets and other equipment. We will be required to transport these sets and equipment long distances by land and sea, which creates the risk that they may be damaged or lost if there is an accident or other complication during transport. These sets and equipment are very costly to create and it would be expensive and time consuming to repair or replace them. We may have insurance policies in place to cover a portion of our losses for damaged or lost sets and equipment, but the coverage may not be sufficient and be subject to deductibles. Additionally, a supplier's failure to deliver the sets and equipment to us or our loss of these sets and equipment might lead to substantial expenses and could force us to delay or cancel an exhibition. Any of these could adversely affect our business, reputation and financial results.

THERE IS THE RISK OF PERSONAL INJURIES AND ACCIDENTS IN CONNECTION WITH OUR CONSUMER EXHIBITION EVENTS, WHICH COULD SUBJECT US TO PERSONAL INJURY OR OTHER CLAIMS, INCREASE OUR EXPENSES AND DAMAGE OUR BRANDS.

There are inherent risks in exhibitions, particularly those like ours, which involve complex booth layout/design and/or special effects. As a result, personal injuries and accidents have occurred in the exhibition industry, including some that have injured or killed employees and attendees. Such incidents at our exhibitions could subject us to claims and liabilities. Incidents in connection with our exhibitions or at any of the venues we manage could also harm our reputation with exhibitors and attendees and make it more difficult for us to obtain sponsors. Any such incident could also reduce attendance at our exhibitions, or lead to the cancelation of all or part of an exhibition, in each case leading to a decrease in our revenue.

While we maintain insurance policies that provide coverage within limits that are sufficient, in management's judgment, to protect us from material financial loss for personal injuries sustained by persons at our venues or accidents in the ordinary course of business, there can be no assurance that this insurance will be adequate at all times and in all circumstances. In particular, if there were to be a major incident involving multiple deaths or injuries at one of our exhibitions or venues, it is unlikely our insurance would cover the full liability. We will be responsible for any liabilities not covered by our insurance policies, which would negatively impact our cash flows and results of operations.

ACTIVITIES OR CONDUCT, SUCH AS ILLEGAL DRUG USE, AT OUR PROPERTIES OR THE EXHIBITIONS WE ORGANIZE MAY EXPOSE US TO LIABILITY, CAUSE US TO LOSE BUSINESS LICENSES OR GOVERNMENT APPROVALS, RESULT IN THE CANCELATION OF ALL OR A PART OF AN EXHIBITION OR RESULT IN ADVERSE PUBLICITY.

We are subject to risks associated with activities or conduct, such as drug use at our exhibitions or venues that are illegal or violate the terms of our business licenses. Illegal activities or conduct at any of our exhibitions or venues may result in negative publicity, adverse consequences (including illness, injury or death) to the persons engaged in the illegal activity or others, and litigation against us.

We have a "no tolerance" policy on illegal drug use in or around our facilities. However, such policies, no matter how well designed and enforced, cannot provide absolute assurance that the policies' objectives are achieved. Because of the inherent limitations in all control systems and policies, there can be no assurance that our policies will prevent deliberate acts by persons attempting to violate or circumvent them. The consequences of these acts may increase our costs, result in the loss or termination of leases for our venues by property owners (including governments and other parties that own the land at our venues), result in our inability to get the necessary permits and locations for our exhibitions, or lead to the cancelation of all or part of an exhibition. These consequences may also make it more difficult for us to obtain or retain sponsorships, lower consumer demand for our exhibitions, subject us to liability claims, divert management's attention from our business and make an investment in our securities unattractive to current and potential investors. These outcomes could have the effect of lowering our revenue profitability and/or our stock price.

WE FACE INTENSE COMPETITION IN THE EXHIBITION ORGANIZING INDUSTRIES, WHICH COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

We operate in the highly competitive exhibition organizing industries, and this competition may prevent us from maintaining or increasing our current revenue. Within the exhibition organizing industry, we compete with other organizers, promoters, and/or venue operators to attract exhibitors and attendees to particular exhibitions, as well as to obtain the support of sponsors and advertisers. Our competitors include large promotion and organizing companies, some with substantial scale, that have begun to focus on consumer exhibition events, smaller organizers that focus on a single exhibition or event or a particular region or country, venue operators and other producers of live exhibitions.

Some of our competitors are much larger than we are and have greater resources and stronger relationships with exhibitors, venue owners, advertisers, sponsors, and/or attendees than we do. Others have substantial experience in and strong relationships in the consumer community and are primarily focused on organizing consumer exhibition events. Our competitors may engage in more extensive development efforts for large-scale exhibitions, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential advertisers and sponsors.

WE ARE SUBJECT TO SUBSTANTIAL GOVERNMENTAL REGULATION, AND OUR FAILURE TO COMPLY WITH THESE REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Our operations are subject to federal, state and local laws, statutes, rules, regulations, policies and procedures, both domestically and internationally, which are subject to change at any time, governing matters such as:

•       construction, renovation and operation of our venues;

•       licensing, permitting and zoning, including ordinances relating to noise, traffic and pollution;

•       human health, safety and sanitation requirements;

•       the service of food and alcoholic beverages;

•       working conditions, labor, minimum wage and hour, citizenship and employment laws;

•       the United States Americans with Disability Act(ADA);

•       historic landmark rules;

•       hazardous and non-hazardous waste and other environmental protection laws;

•       sales and other taxes and withholding of taxes;

•       privacy laws and protection of personally identifiable information;

•       marketing activities via the telephone and online; and

•       primary ticketing and ticket resale services.

Our failure to comply with these laws and regulations could result in fines and proceedings against us by governmental agencies and consumers, which if material, could adversely affect our business, financial condition and results of operations. In addition, the promulgation of new laws, rules and regulations could restrict or unfavorably impact our business, which could decrease demand for consumer exhibition events, reduce revenue, increase costs and subject us to additional liabilities.

Additionally, new legislation could be passed that may negatively impact our business. From time to time, federal, state and local authorities and consumers commence investigations, inquiries or litigation with respect to our compliance with applicable and laws. We may be required to incur significant legal expenses in connection with the defense of future governmental investigations and litigation.

A DETERIORATION IN GENERAL ECONOMIC CONDITIONS AND THEIR IMPACT ON CONSUMER AND BUSINESS SPENDING, PARTICULARLY BY EXHIBITORS AND/OR CONSUMER ATTENDEES WE TARGET FOR, WOULD ADVERSELY AFFECT OUR REVENUE AND FINANCIAL RESULTS.

Our business and financial results are influenced significantly by general economic conditions, in particular, those conditions affecting discretionary consumer attendees' spending for buying tickets for our exhibitions. During past economic slowdowns and recessions, many consumer attendees reduced their discretionary spending on buying tickets for our exhibitions, and many exhibitors reduced their discretionary spending on leasing booths in our exhibitions. An economic downturn can result in reduced ticket revenue; reduced sublease rental for booths; and more limited as well as less lucrative sponsorship opportunities. Accordingly, if current economic conditions fail to improve, and especially if they deteriorate, our growth and financial results will be adversely affected.

OUR OPERATIONS ARE SEASONAL AND OUR RESULTS OF OPERATIONS VARY FROM QUARTER TO QUARTER, SO OUR FINANCIAL PERFORMANCE IN CERTAIN QUARTERS MAY NOT BE INDICATIVE OF, OR COMPARABLE TO, OUR FINANCIAL PERFORMANCE IN OTHER QUARTERS.

Certain of our businesses are seasonal, and this will impact our results of operations from quarter to quarter. We expect some of our important exhibitions to occur outdoors, primarily in the warmer months. As such, we expect our revenues from these exhibitions to be higher during our third and fourth quarters, and lower in our first and second quarters. Furthermore, because we expect to conduct a limited number of large exhibitions, small variations in this number from quarter to quarter can cause our revenue and net income to vary significantly for reasons that may be unrelated to the performance of our core business. Although other portions of our business are generally not subject to seasonal fluctuation or experience much lower seasonal fluctuation, such as the exhibitions held indoor, there is no assurance that we may successfully seek and organize such exhibitions.

We believe our financial results and cash needs will vary significantly from quarter to quarter depending on, among other things, the timing of exhibitions and events; cancellations, ticket on-sales; capital expenditures; seasonal and other fluctuations in our exhibition organizing activity; the timing of guaranteed payments and receipt of ticket sales and rentals of subleasing booths; and financing activities. Accordingly, our results for any particular quarter may vary for a number of reasons, including due to the seasonality of our underlying businesses, and we caution investors to evaluate our quarterly results in light of these factors.

WE DEPEND ON RELATIONSHIPS WITH KEY EVENT PROMOTERS; EXECUTIVES OF EXHIBITION CENTERS; AND ADVERTISERS, AND ADVERSE CHANGES IN THESE RELATIONSHIPS COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Our management and promotion on exhibitions are particularly dependent upon personal relationships, such as promoters; managers and/or executives of certain exhibition centers or venues; and advertisers. Due to the importance of such contacts, the loss of any of our officers or other key personnel who have such relationships could adversely affect our exhibitions management and promotion. While we have hiring policies and procedures and conduct background checks of our officers, they may engage in conduct or have in the past engaged in conduct we do not endorse or that is otherwise improper, which may result in reputational harm to us. In the past, we have terminated our relationships with such personnel, but we cannot provide any assurances that we will learn of misconduct. Also, some of our officers are replaced with individuals who do not have such relationship and experiences, and therefore, our competitive position and financial condition could be harmed.

WE RELY ON KEY MEMBERS OF MANAGEMENT, PARTICULARLY THE PRESIDENT, MR.EDWIN KWONG, AND THE LOSS OF HIS SERVICES COULD ADVERSELY AFFECT OUR SUCCESS, DEVELOPMENT AND FINANCIAL CONDITION.

Our success depends, to a large degree, upon certain key members of our management, particularly our President, Edwin Kwong. Our executive team's expertise and experience in organizing exhibitions, particularly those focused on consumer exhibition events, have been and will continue to be a significant factor in our growth and ability to execute our business strategy. The loss of any of our executive officers and directors could slow the growth of our business, or it may cease to operate at all, which may result in the total loss of your investment.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

Our ability to expand operations to accommodate our anticipated growth will depend on our ability to attract and retain qualified personnel. However, competition for the types of employees we seek is intense. We face particular challenges in recruiting and retaining personnel who have experience in organizing consumer exhibition events; seeking suitable exhibition spaces; negotiating with exhibitors on subleasing booths; and/or promoting as well as advertising the exhibitions. Our ability to meet our business development objectives will depend in part on our ability to recruit, train and retain top quality personnel with advanced skills and experiences who understand the various aspects of consumer exhibition organizing. We cannot provide any assurance that we will be able to attract such qualified personnel to execute our business strategies or develop and expand our business. If we are unable to engage and retain the necessary and qualified personnel, our business may be materially and adversely affected.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR EXHIBITORS' INTELLECTUAL PROPERTY RIGHTS OR MAY BE ACCUSED OF INFRINGING UPON INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

We may be unable to detect unauthorized use of, or otherwise sufficiently protect, the exhibitors' intellectual property rights or may be accused of infringing upon intellectual property rights of third parties. We rely on a combination of laws and contractual restrictions with employees, exhibitors, attendees, and others to establish and protect these proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain or use proprietary information, trademarks, patents, or copyrighted material without authorization which, if discovered, might require legal action to correct. Our failure to protect exhibitors' intellectual property rights in a meaningful manner or challenges to related contractual rights could result in the erosion of our reputations and limit our ability to secure a opportunities to organize exhibitions, which could adversely affect our business, financial condition, and results of operations.

WE DEPEND ON OUR ABILITY TO LEASE EXHIBITION VENUES FOR OUR EXHIBITIONS, AND IF WE ARE UNABLE TO DO SO ON ACCEPTABLE TERMS, OR AT ALL, OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

In addition to ticket sales, we generate revenues by receiving rentals through sublease booths and/or other available exhibition spaces to exhibitors. For these events, we generally lease and operate a number of exhibition venues under various agreements which include leases; sublease; and/or licenses with third parties. Some of the leases may be between us and governmental entities. Our long-term success will depend in part on the availability of exhibition venues, our ability to lease these venues and our ability to enter into booking agreements upon their expiration. As many of these agreements are with third parties over whom we have little or no control, including the government, we may be unable to renew these agreements or enter into new agreements on acceptable terms or at all, and may be unable to obtain favorable agreements with venues, which could adversely affect our business, financial condition, and results of operations.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR CURRENT BUSINESS AND FUTURE PROSPECTS, AND WE MAY BE UNSUCCESSFUL IN EXECUTING OUR BUSINESS.

We began operations as Show King Holdings Inc. on May 23, 2013, and were incorporated as Show King Holdings Inc. on May 23, 2013 in Nevada. We have a limited operating history for investors to evaluate the potential of our business development. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a new company starting a new business enterprise. Because we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenue to fully meet our expenses and support our anticipated activities.

WE MAY NEED ADDITIONAL CAPITAL TO DEVELOP OUR BUSINESS.

The development of our business will require the commitment of substantial resources to implement the next stages of our business plan. Currently, we have no established bank-financing arrangements. Therefore, it is likely we may need to seek additional financing through loan, joint venture, mortgage of land, and/or subsequent future private offerings of our equity securities. We cannot give you any assurance that any additional financing will be available to us or, if available, will be on terms favorable to us. The sale of additional equity securities will result in dilution to our stockholders. The occurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. If adequate additional financing is not available on acceptable terms, we may not be able to implement our business development plans or continue our business operations.

Risks related to our common stock and this offering

WE ARE AN "EMERGING GROWTH COMPANY" AND ANY DECISION ON OUR PART TO COMPLY ONLY WITH CERTAIN REDUCED DISCLOSURE REQUIREMENTS APPLICABLE TO "EMERGING GROWTH COMPANIES" COULD MAKE OUR COMMON STOCK LESS ATTRACTIVE TO INVESTORS.

We are an "emerging growth company," as defined in the Jumpstart Our Startup Businesses Act (the "JOBS Act"), and, for as long as we continue to be an "emerging growth company," we have elected to take advantage of exemptions from various reporting requirements applicable to other public companies but not to "emerging growth companies," including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an "emerging growth company" for up to five years or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the "Securities Act"), for complying with new or revised accounting standards. In other words, because we are an "emerging growth company," we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

BECAUSE WE HAVE ELECTED TO DEFER COMPLIANCE WITH NEW OR REVISED ACCOUNTING STANDARDS, OUR FINANCIAL STATEMENT DISCLOSURE MAY NOT BE COMPARABLE TO SIMILAR COMPANIES.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. Because of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

OUR STATUS AS AN "EMERGING GROWTH COMPANY" UNDER THE JOBS ACT OF 2012 MAY MAKE IT MORE DIFFICULT TO RAISE CAPITAL AS AND WHEN WE NEED IT.

Because of the exemptions from various reporting requirements provided to us as an "emerging growth company," and because of the extended transition period emerging growth companies are allowed for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it.  Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry.  If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

WE MAY NEVER PAY ANY DIVIDENDS TO STOCKHOLDERS.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

OUR BYLAWS PROVIDE FOR INDEMNIFICATION OF OFFICERS AND DIRECTORS AT OUR EXPENSE AND LIMIT THEIR LIABILITY WHICH MAY RESULT IN A MAJOR COST TO US AND HURT THE INTERESTS OF OUR STOCKHOLDERS BECAUSE CORPORATE RESOURCES MAY BE EXPENDED FOR THE BENEFIT OF OFFICERS AND/OR DIRECTORS.

Our bylaws and applicable California law provide for the indemnification of our directors, officers, employees and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities conducted on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees or agents upon such person's written promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us which we will be unable to recoup. At this time we do not carry liability insurance for our officers and directors.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

OUR COMMON STOCK IS CONSIDERED A PENNY STOCK, WHICH MAY BE SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our stockholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

THERE IS NO ASSURANCE OF THE DEVELOPMENT OF A PUBLIC MARKET FOR OUR COMMON STOCK OR THAT OUR COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our common stock. Our shares have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that, if developed, such a market will be sustained. In the absence of a trading market, investors may be unable to liquidate their investments.

IF WE ARE DEEMED TO BE AN INVESTMENT COMPANY, WE MAY BE REQUIRED TO INSTITUTE BURDENSOME COMPLIANCE REQUIREMENTS AND OUR ACTIVITIES MAY BE RESTRICTED, WHICH MAY MAKE IT DIFFICULT FOR US TO COMPLETE STRATEGIC ACQUISITIONS OR EFFECT COMBINATIONS.

If we are deemed an investment company under the Investment Company Act of 1940 (the "Investment Company Act"), our business would be subject to applicable restrictions under that Act, which could make it impracticable for us to continue our business as contemplated. We believe our company is not an investment company due to the exemption under Section 3(b)(1) of the Investment Company Act because we are primarily engaged in a non-investment company business. We intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the Investment Company Act , including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling security holders. All of the net proceeds from the sale of our common stock will go to the selling security holders as described below in the sections entitled "Selling Security Holders" and "Plan of Distribution." We have agreed to bear the expenses relating to the registration of our common stock for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of our common stock was arbitrarily determined. The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

Although our common stock is not listed on a public exchange, we will be seeking to be quoted on the OTCBB concurrently with the filing of the effective notice of this prospectus. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock.  There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the stock's depth and liquidity.

DILUTION

The common stock to be sold by the selling stockholders provided in the "Selling Security Holders" section is common stock that is currently issued. Accordingly, there will be no dilution to our existing stockholders.

SELLING SECURITY HOLDERS

Name of Selling Stockholder and Position, Office or Material Relationship with Company	Common Shares Owned by the Selling Stockholder(1)	Total Shares to be Registered Pursuant to this Offering	Percentage of Common Stock Before Offering	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(2)
Edwin Kwong (3)	780,000	10,000	32.91%	770,000	32.49%
Scarlett PaiChun Kwong (4)	100,000	1,000	4.22%	99,000	4.18%
Tiffany Tzouyi Kwong (5)	100,000	1,000	4.22%	99,000	4.18%
Justina Juenyi Kwong (5)	100,000	1,000	4.22%	99,000	4.18%
Kathy Li	25,000	25,000	1.05%	0	*
Edmond Che Kin Kwong	35,000	35,000	1.48%	0	*
Victor CheYin Kwong	100,000	30,000	4.22%	70,000	2.95%
Gary C. Kwong	30,000	30,000	1.27%	0	*
Connie Chia-Lin Luu	30,000	30,000	1.27%	0	*
Angela Sun Chang	25,000	25,000	1.05%	0	*
Anthony Steven Lam	5,000	5,000	0.21%	0	*
Allen Chirk Chu	10,000	10,000	0.42%	0	*
Dan Chirk Chu	10,000	10,000	0.42%	0	*
HongFu Yu	10,000	10,000	0.42%	0	*
Alex PaiLun Chao	15,000	15,000	0.63%	0	*
Wei Sho Pao	10,000	10,000	0.42%	0	*
Kenneth Ken-Yee Pao	25,000	25,000	1.05%	0	*
Bruce Kenning Pao	25,000	25,000	1.05%	0	*
Peter Gin Lee	5,000	5,000	0.21%	0	*
Chen Yang	10,000	10,000	0.42%	0	*
Ning Yang	5,000	5,000	0.21%	0	*
Kim Wah Wong	25,000	25,000	1.05%	0	*
Noman Y. Shiau	10,000	10,000	0.42%	0	*
Perry Torng	5,000	5,000	0.21%	0	*
Jennifer Pihsia Fan	20,000	20,000	0.84%	0	*
LaiKit Lew	10,000	10,000	0.42%	0	*

WeiLi Lin	10,000	10,000	0.42%	0	*
Jimmy Yeh	20,000	20,000	0.84%	0	*
Anita Yu Lee	25,000	25,000	1.05%	0	*
Seng Yue	25,000	25,000	1.05%	0	*
Amber L. Suriano	20,000	20,000	0.84%	0	*
Cindy Lou Ponce De Leon	20,000	20,000	0.84%	0	*
Rodolfo Alfonso Marroquin	5,000	5,000	0.21%	0	*
George Stanley Karthan	20,000	20,000	0.84%	0	*
Craig Marvin Rosato	10,000	10,000	0.42%	0	*
Edward Yu Shu Pan	25,000	25,000	1.05%	0	*
Max Hwang	25,000	25,000	1.05%	0	*
Teresa Tehsha Ning	25,000	25,000	1.05%	0	*
Patrick Wong	25,000	25,000	1.05%	0	*
Chen, Li Hsing	25,000	25,000	1.05%	0	*
Chang, Hsien-Li	20,000	20,000	0.84%	0	*
Huang, Stella	20,000	20,000	0.84%	0	*
Chung, Shirley Guey-Shiang	25,000	25,000	1.05%	0	*
Ocean Reserve Ltd. (6)	500,000	10,000	21.10%	490,000	20.68%
Total	2,370,000	743,000	100%	1,627,000	68.65%

* Less than 1%

(1) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to the securities.

(2) Assumes all of the shares of common stock offered are sold and 2,370,000 shares of common stock are issued and outstanding as of March 21, 2016.

(3) (i) Edwin Kwong is our President/ Director/ Chief Financial Officer/ Secretary of the company. and (ii) On December 27, 2013, Edwin Kwong received his 1,000,000 shares in Show King Holdings Inc. by transferring to Show King Holdings Inc. the 9,524 shares in San Lotus Holding Inc. Subsequently, on June 25, 2015, we sold to Edwin Kwong the 9,524 shares in San Lotus Holding Inc.

(4) Scarlett PaiChun Kwong is Mr. Kwong's wife.
(5) Tiffany Tzouyi Kwong and Justina Juenyi Kwong are Mr, Kwong's daughters.

(6) (i) Yu, Chien-Yang, our Director, solely owns Ocean Reserve Ltd. and has the sole voting and investment power over the shares being offered for sale by Ocean Reserve Ltd. and (ii) On December 27, 2013, Ocean Reserve Ltd. received his 1,000,000 shares in Show King Holdings Inc. by transferring to Show King Holdings Inc. the 9,524 shares in San Lotus Holding Inc. (iii) On June 25, 2015, we sold to Yu, Chien-Yang an amount of 9,524 shares in San Lotus Holding Inc. On June 25, 2015, Ocean Reserve Ltd transferred 500,000 shares to Edwin Kwong.

PLAN OF DISTRIBUTION

The selling stockholders may sell some or all of their shares at a fixed price of $.20 per share until our shares are quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, stockholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be seeking to be quoted on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling stockholders must be made at the fixed price of $.20 until a market develops for the stock.

Once a market has developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders, who may be deemed to be underwriters, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

.         ordinary brokers transactions, which may include long or short sales;

.         transactions involving cross or block trades on any securities exchange or market where our common stock is trading:

.         through direct sales to purchasers or sales effected through agents;

.         through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or

.         any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales are permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.  None of the selling security holders are broker-dealers or affiliates of broker-dealers.

We will advise the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Brokers, dealers or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling stockholders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $35,000.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are authorized to issue an aggregate number of 70,000,000 shares of capital stock, $0.10 par value per share. The Amendment of Articles of Incorporation indicating that we are authorized to issue an aggregate number of 70,000,000 shares of capital stock is attached as Exhibit 3.3.

Common Stock

We are authorized to issue 70,000,000 shares of common stock, $0.1 par value per share. As of March 31, 2016, we have 2,370,000 shares of common stock issued and outstanding.

Each share of common stock shall have one (1) vote per share for all purposes. Our common stock does not provide for preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stockholders are not entitled to cumulative voting for election of directors to our board of directors.

Preferred Stock

Currently we have no shares of preferred stock authorized, issued or outstanding.

Dividends

We have not paid any cash dividends to our stockholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, as well as our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding options to purchase our securities.

Transfer Agent and Registrar

Currently, we do not have transfer agent.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Chiang, Tien Jen, Attorney at Law, has passed on the validity of the common stock being offered pursuant to this registration statement.

The financial statements for the year ended December 31, 2014 and 2013, included in this prospectus and Registration Statement, have been audited by WLCC Accountancy Corp. Such financial statements have been so included herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INFORMATION ABOUT THE REGISTRANT

DESCRIPTION OF BUSINESS

We were incorporated in the State of Nevada on May 23, 2013 as Show King Holdings Inc. and our fiscal year end is December 31. We changed our state of incorporation from the State of Nevada to the State of California (the "Conversion") on June 26, 2015. On December 21, 2014, we acquire the sole ownership of GUI Corp., incorporated in the State of California on August 9, 2000, and GUI Corp. becomes our wholly owned subsidiary accordingly. On December 31, 2014, we set up Mega Show Corp. in the State of Nevada. As an organizer, GUI Corp. has operated its business to organize consumer exhibition events since 2000.

Generally, a consumer exhibition event entails communicating between the providers of consumer products or services and consumers the information on specific consumer products or services exhibited. In other words, the main purpose of such communication is to facilitate and strengthen the consumer's awareness and attention of the specific consumer products or services exhibited. Accordingly, a successful consumer exhibition event may excite the consumption demands for the specific consumer products or services exhibited. Through GUI Corp. and Mega Show Corp., we operate the business, as an organizer, to organize consumer exhibition events. The process we organize an exhibition consists of followings:

(1)     Exhibition Planning: We determine the exhibition theme and how to perform the exhibition based on the exhibitors' different topics, products, services, or the mediums to be featured. Specifically, in terms of such planning, we need to set objectives; timescales; space requirements; key message(s) to be communicated; the types and extents that products and/or services will be exhibited; stand staff selection and training, and pre-show, at-show and post-show promotional activity. Additionally, we need to decide the suitable exhibition locations and manage exhibition budget through a considerate process.

(2)     Obtaining Suitable Exhibition Spaces, then subletting them to exhibitors: When the exhibition planning is determined, we will seek to lease the spaces suitable for conducting the exhibition and divided such spaces into different booths. After then, we will seek to sublet these booths to the exhibitors that intend to join the exhibition. Such spaces must meet the specific requirements necessary for conducting exhibitions. These specific requirements include, but are not limited to, lighting; storage; demonstrations; sound; music; booth dispensing; and/or booth design. In obtaining such exhibition spaces, we are required to comply with the Americans with Disabilities Act (ADA), and are encouraged to be sensitive, and as reasonably accommodating as possible, to visitors with disabilities. Additionally, we are required to comply with different subletting laws or regulations in the particular jurisdiction where we organize the exhibition.

(3)     Marketing Exhibitions: We promote our exhibitions by soliciting and coordinating exhibitors; co-organizers; sponsors; and/or visitors. Furthermore, we promote exhibitions by radios; newspapers; bulletins; and/or other methods, including social websites, etc.

Currently, the types of consumer exhibition events we have organized continuously are various tattoo shows. The geographic regions we organized such consumer exhibition events are California; Illinois; and Nevada. Our business strategy is to generate revenue only through (1) the aggregate ticket sales from the exhibitions, and (2) the aggregate rental made by subletting booths to vast exhibitors.

Because the Company sells tickets to visitors and sublets booths to exhibitors, its revenue is contingent upon the success of such exhibitions. The Company does not provide any refunds payable on any tickets sold. The basis for recognizing its revenue is (1) the amount of tickets sold and (2) the amount of subletting rental paid to us. According to the guidance under ASC 605- 45-45, the Company recognizes its revenue based on gross amount because it has earned all revenue from the sale of tickets in the exhibitions it organizes and the subletting rental paid by exhibitors.

The Company is in substance acting as the principal that holds substantially all of the risks and benefits related to organizing consumer exhibition events.

Our business does not depend on a single visitor or a few visitors nor on a single exhibitor or a few exhibitors. And, the loss of any one or more of them would not cause a material adverse effect to our business. Our principal market is the consumer exhibition market within United States. The amount of total revenue contributed by our business of organizing consumer exhibition events in each of last three fiscal years is listed as follows:

Year	The company conducting the business	The business making the revenue	The amount of the revenue	The percentage accounted for the consolidated revenue of the company conducting the business
2012	GUI Corp. (our wholly owned subsidiary)	organizing consumer exhibition events	1,706,242	100%
2013	GUI Corp. (our wholly owned subsidiary)	organizing consumer exhibition events	1,926,277	100%
2014	Show King Holdings Inc.( conducting the business via GUI Corp.)	organizing consumer exhibition events	1,609,315	100%

Currently, we and GUI Corp. do not have any new business segment requiring us to invest a material amount of assets, and there is no any public announcement of it. In operating our business to organize consumer exhibition events, we and GUI Corp. do not have any need for raw materials. Additionally, except for the generally required business licenses in the jurisdictions we and GUI Corp. are incorporated, our business does not need to rely on any particular patents, trademarks, licenses, franchises and concessions.

Some of our businesses are seasonal, and this will impact our results of operations from quarter to quarter. We expect some of our important exhibitions to occur outdoors, primarily in the warmer months. Accordingly, we expect our revenues from these exhibitions to be higher during our third and fourth quarters, and lower in our first and second quarters. Although other portions of our exhibition business are generally not subject to seasonal fluctuation or experience much lower seasonal fluctuation, such as the exhibitions held indoor, there is no assurance that we may successfully seek and organize such exhibitions.

Our practice relating to our working capital is limited to utilize the working capital in our daily operation. Additionally, no any backlog orders will be made from our sole business organizing consumer exhibition events. And, there is no any portion of our business that may be subject to renegotiation of profits or termination of contracts or subcontracts at the election of the Government. Moreover, we do not have any material company-sponsored research and development activities since inception.

The expenditures we and GUI Corp. generally incur in operating the organizing consumer events business mostly involve the costs of $380,801. Because the net proceeds from this offering will go to the selling security holders, we cannot use any of net proceeds from this offering for satisfying the cash requirements caused by such expenditures. We may need to seek additional financing to develop and sustain our operations. We plan to obtain financing by loan, joint venture, mortgage of land, and/or private placement of our equity securities. No assurance can be given that such financing will be available to us, or on favorable terms. Unless such additional financing is available to us, our organizing activities may be materially adversely affected and you may lose your entire investment. We have no financing commitment at this time.

The number of person employed by us and GUI Corp. is listed as follows:

Employer	Number of Employees
Show King Holdings Inc.	0
GUI Corp.	2

Website Development

We have secured a URL and are constructing it as our website. Once it is constructed, we will use it to promote us to prospective exhibitors; visitors; and sponsors. All exhibitors will be able to contact us via the telephone or email.

Competition

The exhibition organizing industry is intensely competitive. The barriers to enter the industry is low, and an organizer lacking sufficient experience; financing; and/ or media sources is vulnerable, since it does not have any bargaining power with the exhibitors; exhibitors are able to extract many favors, such as price discounts and prime corner locations. Also, in cities where one exhibition center has total domination, the owner of the center (main supplier) has significant bargaining power on negotiation with exhibition organizer on leasing exhibition spaces.

The industry is currently evolving in such a way that multinational organizers will be able to dominate this business area because their control over key sources, such as long term cooperation with international exhibition centers and plentiful experience, and sufficient financing. Such organizers have numerous competitive advantages, such as the ability to acquire financing for their organizing activities and expand its market by merger and/or acquisition of other organizers. All of our competitors will likely be organizers of substantially larger size and capacity, with far greater financial and personnel resources and longer operating histories, and may be better able to acquire properties, personnel and financing, and enter into more favorable arrangement on exhibition organizing business.

Insurance

We are maintaining a health insurance, the fee of which is $4,719 in 2014, and a travel insurance, the fee of which is 2,768.36. We intend to maintain these insurances in the future. But, while we have these insurances, if we become a party to a lawsuit, we may not have sufficient funds to defend the litigation. If that occurs a judgment could be rendered against us, which could cause us to cease operations.

DESCRIPTION OF PROPERTY

OFFICE

Show King Holdings Inc. presently rents an office in Nevada. Our office is at the following location:

Show King Holdings Inc.

2387 SOUTH HACIENDA BLVD., HACIENDA HEIGHTS, CA 91745

Tel: 626-961-6522

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result any such matter may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

Pursuant to Item 401(f) of Regulation S-K, there are no events that occurred during the past ten (10) years that are material to an evaluation of the ability or integrity of any director, person nominated to become a director or executive officer of the registrant:

.             No petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

.             Such person has not been convicted in a criminal proceeding and is not named subject of a pending criminal proceeding;

.             Such person was not the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

.             Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

.             Engaging in any type of business practice; or

.             Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

.             Such person was not the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in Regulation S-K, Item 401 paragraph (f)(3)(i) entitled Involvement in Certain Legal Proceedings , or to be associated with persons engaged in any such activity;

.             Such person was not found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

.             Such person was not found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

.             Such person was not the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

.             Any Federal or State securities or commodities law or regulation; or

.             Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

.             Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

.             Such person was not the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRATN'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our shares of common stock. We anticipate applying for quotation of our common stock on the OTCBB upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares of common stock will be quoted on the OTCBB or, if quoted, that a public market will materialize.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our stockholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Holders of Capital Stock

As of December 31, 2014 we had 44 Shareholders of our common stock.

Rule 144 Shares

The safe harbor of Rule 144 for any resale of the Company's shares is unavailable until all the conditions of Rule 144(i) are met. All conditions of Rule 144(i) are specified as follows:

Rule 144 (i)

(1) This section is not available for the resale of securities initially issued by an issuer defined below:

(i) An issuer, other than a business combination related shell company, as defined in § 230.405, or an asset-backed issuer, as defined in Item 1101(b) of Regulation AB (§ 229.1101(b) of this chapter), that has:

(A) No or nominal operations; and

(B) Either:

(1) No or nominal assets;

(2) Assets consisting solely of cash and cash equivalents; or

(3) Assets consisting of any amount of cash and cash equivalents and nominal other assets; or

(ii) An issuer that has been at any time previously an issuer described in paragraph (i)(1)(i).

(2)     Notwithstanding paragraph (i)(1), if the issuer of the securities previously had been an issuer described in paragraph (i)(1)(i) but has ceased to be an issuer described in paragraph (i)(1)(i); is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act; has filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports (§ 249.308 of this chapter); and has filed current "Form 10 information" with the Commission reflecting its status as an entity that is no longer an issuer described in paragraph (i)(1)(i), then those securities may be sold subject to the requirements of this section after one year has elapsed from the date that the issuer filed "Form 10 information" with the Commission.

(3) The term "Form 10 information" means the information that is required by Form 10 or Form 20-F (§ 249.210or § 249.220f of this chapter), as applicable to the issuer of the securities, to register under the Exchange Act each class of securities being sold under this rule. The issuer may provide the Form 10 information in any filing of theissuer with the Commission. The Form 10 information is deemed filed when the initial filing is made with the Commission.

Stock Option Grants

We do not have any stock option plans.

Registration Rights

We have not granted registration rights to the selling stockholders or to any other persons.

Transfer Agent and Registrar

Currently, we do not have transfer agent.

Dividend Policy

We do not currently intend to pay any cash dividends in the foreseeable future on our common stock and instead intend to retain earnings, if any, for future operation and expansion. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and any other factors that our board of directors deems relevant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of Show King Holdings Inc. ("Show King" or the "Company") should be read in conjunction with our financial statements that are included elsewhere in this Registration Statement on Form S-1. References in this Management's Discussion and Analysis of Financial Condition and Results of Operations or Plan of Operations to "us," "we," "our" and similar terms refer to the Company. This discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements. Words such as "anticipate," "estimate," "plan," "continuing," "ongoing," "expect," "believe," "intend," "may," "will," "should," "could" and similar expressions are used to identify forward-looking statements.

Plan of operations

Show King Holdings Inc. was incorporated in the State of Nevada on May 23, 2013 to organize consumer exhibition events through its two wholly owned subsidiaries, GUI Corp., a California corporation, and Mega Show Corp., a Nevada corporation. On June 25, 2015, we sold our prepaid and current assets, solely consisting of our prepaid investments in other 24 companies during 2014, to Edwin, Kwong, our President and Director. The price for Edwin, Kwong to purchase foregoing prepaid and current assets is USD$2,450,000. Edwin, Kwong shall pay us the purchase price of  USD$2,450,000 by transferring to us the 24,500,000 shares of common stock in Show King Holdings Inc., par value US$0.1. The Assets Purchase Agreement above is attached as Exhibit 10.11.

Our business plan for the next six months includes the following anticipated milestones:

1.       Seeking to organize consumer exhibition events- throughout the life of Company

Our plan of seeking to organize consumer exhibition events includes: seeking to be (1) approved by state government to organize such exhibitions within its jurisdiction; (2) complying all statutory and legal requirements related to organizing such exhibitions; (3) strengthen and maintain relationships with exhibitors, advertisers, executives or owners of exhibition spaces, and attendees; and (4) seeking any opportunities for organizing such exhibitions.

Seeking to organize consumer exhibition events is an ongoing effort that will continue during the life of the Company. To facilitate our organizing efforts, we may actively seek additional financing on favorable terms to continue and strengthen our ability to organize such exhibitions. We plan to obtain such financing by loan, joint venture, mortgage of land, and/or private placement of our equity securities. But, there can be no assurance we will be funded as such. Thus, there can be no assurance we will successfully seek to organize exhibitions and retain experienced personals.

2.       Seeking suitable exhibition spaces- throughout the life of Company

We will continue to obtain or lease the spaces that meet the specific requirements necessary for conducting exhibitions, and will sublease such spaces to exhibitors for the purpose to receiving rentals. In the efforts to obtain; lease; and/or sublease out such spaces for exhibition uses, we need  to review and negotiate many license, lease, and sublease agreements, and assure that the exhibition uses of such spaces comply with all related regulations and laws of state and federal governments. To facilitate the efforts seeking suitable exhibition spaces, we may actively seek additional financing on favorable terms to continue and strengthen our ability to seek such spaces. We plan to obtain such financing by loan, joint venture, mortgage of land, and/or private placement of our equity securities. But, there can be no assurance we will be funded as such. Thus, there can be no assurance we will successfully seek and obtain suitable exhibition spaces.

3.       Retaining and training experienced qualified personals-throughout the life of Company

Retaining and training experienced, proper and qualified management is an ongoing effort that will continue during the life of the Company. To retain qualified and experienced personals who is expertise to various aspects of business in organizing consumer exhibition events, we may actively seek additional financing on favorable terms to continue and strengthen our ability to retain such personals. We plan to obtain such financing by loan, joint venture, mortgage of land, and/ or private placement of our equity securities. But, there can be no assurance we will be funded as such. Thus, there can be no assurance we will successfully retain experienced personals.

4.       Acquisition or setting up additional companies -throughout the life of Company

On December 21, 2014, we entered into a stock purchase agreement to acquire the 200,000 shares of common stock of GUI Corp., a California corporation, at a purchase price of $0 per share, from Edwin Kwong, our President, Secretary, Treasurer, and Director, and the sole shareholder of GUI Corp. Through the acquisition of the 200,000 shares of common stock of GUI Corp., we become the sole owner of GUI Corp. The stock purchase agreement above is attached as Exhibit 10.9. In addition, we set up Mega Show Corp., a Nevada corporation, on December 31, 2014. With the acquisition of GUI Corp. and setting up of Mega Show Corp., we are operating and developing our business in organizing consumer exhibition events, an ongoing process in our development.

Because the Company sells tickets to visitors and sublets booths to exhibitors, its revenue is contingent upon the success of such exhibitions. The Company does not provide any refunds payable on any tickets sold. The basis for recognizing its revenue is (1) the amount of tickets sold and (2) the amount of subletting rental paid to us. According to the guidance under ASC 605- 45-45, the Company recognizes its revenue based on gross amount because it has earned all revenue from the sale of tickets in the exhibitions it organizes and the subletting rental paid by exhibitors. The Company is in substance acting as the principal that holds substantially all of the risks and benefits related to organizing consumer exhibition events.

Operating History

With our subsidiary, GUI Corp., we have an operating history since 2000 and demonstrated that we will be able to sustain our exhibition organizing business. We generate revenue only through (1) the aggregate ticket sales from the exhibitions, and (2) the aggregate rental made by subletting booths to vast exhibitors. Consequently, our revenue is contingent upon the success of such exhibitions. The basis for recognizing our revenue is (1) the amount of tickets sold and (2) the amount of subletting rental paid to us. Currently, our business remains subject to risks inherent in growing an enterprise, including possible insufficiency of our ability to maintain the strength of our consumer exhibition events.

Results of Operations

For the period ended December 31, 2014, our revenue is $0 and our operating expenses for the period ended December 31, 2014 is $290. Regarding GUI Corp., our wholly owned subsidiary, for the period ended December 31, 2014, its revenue is $1,609,315 and its operating expenses is $1,135,089.

For the period ended December 31, 2015, our revenue is $0 and our operating expenses for the period ended December 31, 2015 is $51,956. Regarding GUI Corp., our wholly owned subsidiary, for the period ended December 31, 2015, its revenue is $1,096,844 and its operating expenses is $687,903.

Capital Resources and Liquidity

We expect the running of Show King Holdings Inc. and GUI Corp. requires approximately $1,520,000 to carry out planned operations for the next 12 months. As of December 31, 2014, we had $111,785 cash in the bank and GUI Corp. had $42,136 cash in the bank. We may need additional financing to sustain our businesses. We will actively seek additional financing by loan, joint venture, mortgage of land, and/or private placement of our equity securities. But, there can be no assurance we will be funded as such. And, there can be no assurance that our existing shareholders will provide us with additional capital. Finally, if we are unable to generate sufficient revenue and/or obtain additional funding, we may have to cease operations entirely. We cannot guarantee that our operations and proceeds from any financing will be sufficient for us to continue as going concern.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Going Concern

We had an accumulated deficit of $4,215 as of December 31, 2014, and had no revenue from operations. GUI Corp. had an accumulated deficit of ($199,587) as of December 31, 2014, and had $1,609,315 revenue from operations. We and GUI Corp. face all the risks common to companies at the development stage, including capitalization and uncertainty of funding sources, high initial expenditure levels, uncertain revenue streams, and difficulties in managing growth. Based on these assumptions, our auditor has expressed substantial doubt about our ability to continue as a going concern.

Critical Accounting Policies

It is our goal to clearly present our financial information in a manner that enhances the understanding of our sources of earnings and cash flows, as well as our financial condition. We do this by including the information required by the SEC, as well as providing additional information that gives further insight into our financial operations. Our financial report includes a discussion of our accounting principles, as well as methods and estimates used in the preparation of our financial statements.

We believe these discussions and statements fairly represent the financial position and operating results of our company. The purpose of this portion of our discussion is to further emphasize some of the more critical areas where a significant change in facts and circumstances in our operating and financial environment could cause a change in future reported financial results.

Impact of Accounting Pronouncements

There were no recent accounting pronouncements that have had a material effect on our financial position or results of operations.

Recently Issued Accounting Policies

We have implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The information to be reported under this item is not required by smaller reporting companies.

DIRECTORS AND EXECUTIVE OFFICERS

Name	Age	Position
Edwin Kwong	53	President/ Director/ Chief Financial Officer/ Secretary
Tiffany Kwong	26	Director
Justina Kwong	27	Director
Yu, Chien-Yang	44	Director
Chen, Kuan-Yu	37	Director

Edwin Kwong has served as the President and CEO of GUI Corporation. dba Mega Productions since November 1, 2001. Additionally, since April 17, 2014, Edwin Kowng has served as the Director of San Lotus Holding Inc., the principle business of which is to market travel products and services to the growing "baby boomer" market, with an initial focus on the Asian market. Mr. Kwong earned his bachelor's degree in mathematics and computer science from the University of California, Los Angeles, and earned his master's degree in computer science from the University of South California in 1986. After working for computer industry for many years, he left the computer industry in 1992 to begin his career as an entrepreneur. We believe his abundant experiences in company managements will be beneficial to us in overseeing our business. Edwin Kwong's tenure as our President; Director; and CFO is for 2 years. Edwin Kwong resides in California and is the father of Justina Kwong and Tiffany Kwong.

Tiffany Kwong has received her Juris Doctor law degree from the University of San Diego School of Law in May, 2015 with a focus on intellectual property and entertainment. She has received her Bachelor of Science degree in Film and Media Studies from UC Irvine in 2011. Ms. Kwong has served as a member of the Board of Directors of Show King Holdings Inc since 2014. Ms. Kwong is an associate member of Appellate Moot Court Board and the president of Legal Strategies Group at her law school. Ms. Kwong worked for the Legal Department of CrossFit Inc. in 2014, the Business Affairs Department of Brillstein Entertainment Partners (a California-based talent management and production company) in 2013, and The Foxx Firm PLC (a Los Angeles-based criminal defense firm) in 2012. Tiffany has a wide range of experience in the legal field. Tiffany Kowng's tenure as our Director is for 2 years. Tiffany Kwong is the daughter of Edwin Kwong.

Justina Kwong will receive her MBA degree from Duke University's Fugua School of Business in 2016 with a concentration on strategy and financial analysis. She has received her Bachelor of Arts degree in Mass Communications from UCLA in 2010. Ms. Kwong has served as a member of the Board of Directors of Show King Holdings Inc since 2014. Ms. Kwong worked in business development for Pretty Polly, a subsidiary to the large British retailer Courtaulds Textiles in 2012-2014. She has a multitude of experience in growing and developing small to large national and international business segments. Justina Kowng's tenure as our Director is for 2 years. Justina Kwong is the daughter of Edwin Kwong.

Yu, Chien-Yang, since 2011, has served as the Vice President and director of San Lotus Holding Inc., the principle business of which is to market travel products and services to the growing "baby boomer" market, with an initial focus on the Asian market. Also, Mr. Yu has served as the President of Songhai Mgt Consulting Company LTD, a Taiwan company, since 2009. Mr. Yu has been an owner/operator of his own business for the past 20 years. He built and operated his own gift and premium goods business (items such as corporate gifts, pens, bags, and umbrellas with corporate logos) both on the manufacturing front and the wholesale end. Mr. Yu previously was the owner and operator for Jin Su Limited, a souvenir design firm based in Taiwan, and Chuang Ju International Limited, a manufacturing company based in Taiwan. Mr. Yu serves on the board of several private companies and also involved in the management of several private entities. We believe his experience building and running businesses will be beneficial to us. Mr. Yu resides in Taiwan and his tenure as our Director is for 2 years.

Chen, Kuan-Yu is currently the Chairman, CEO, Secretary and Director of San Lotus Holding Inc., the principle business of which is to market travel products and services to the growing "baby boomer" market, with an initial focus on the Asian market. Mr. Chen served as an Associate Director with AON Corporation in Hong Kong during 2010. From 2008 to 2009, Mr. Chen was a Senior Consultant with LI Far East Limited, a Hong Kong company. From 2007 to 2008, Mr. Chen was a Manager with Deloitte Actuarial and Insurance Solutions in Hong Kong. From 2000 to 2006, Mr. Chen was an Actuary with MetLife, where he was based in New York for four years and in Taiwan for two years. Mr. Chen received his B.A. in Applied Mathematics from Queen's University in Canada in 2000 and was qualified as an actuary by the Society of Actuaries in 2004. Mr. Chen serves on the boards of several private companies and is involved in the management of several private enterprises. Mr. Chen resides in Hong Kong and Taiwan, and his tenure as our Director is for 2 years.

EXECUTIVE COMPENSATION

Summary Compensation Table

There has been no compensation awarded to, earned by, or paid to any of our executive officers or directors during our completed fiscal years ending on December 31, 2015, 2014, 2013, and 2012.

Option Grants Table

There were no individual grants of stock options to purchase our common stock made to the executive officers named in the Summary Compensation Table for the period from inception through December 31, 2015.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

There were no stock options exercised from inception through December 31, 2015.

Long-Term Incentive Plan Awards Table

There were no long-term incentive plan awards made to named executive officers in the last two completed fiscal years under any long-term incentive plan.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors on our board of directors. The board of directors has the authority to fix the compensation of our directors. No amounts have been paid to, or accrued to, directors in such capacity and none of our directors has a compensation agreement or arrangement with the Company. At present, only one of our directors, Yueh Jung-Lin, is considered independent.

Employment Agreements

Currently, we do not have any employment agreements in place with any of our officers or directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Title of Class	Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class	Title
Common	Edwin Kwong 1535 Ruby Ct, Diamond Bar, CA. 91765	780,000	32.91%	President, Secretary, Treasurer and Director of the Company
Common	Scarlett PaiChun Kwong(1) 1535 Ruby Ct, Diamond Bar, CA. 91765	100,000	4.22%
Common	Tiffany Tzouyi Kwong(2) 10081 Rio San Diego #324, San Diego, CA. 92108	100,000	4.22%	Director of the Company
Common	Justina Juenyi Kwong(3) 1535 Ruby Ct, Diamond Bar, CA. 91765	100,000	4.22%	Director of the Company
Common	Yu, Chien-Yang(4) No. 548, Kewang Rd. Longtan Township, Taoyuan City 325, Taiwan (R.O.C.)	500,000	21.10%	Director of the Company
Common	Chen, Kuan-Yu 4F, Flat2, Man Wah Building, Man Wui Street, Yau Ma Tei, Hong Kong SAR	0	0%	Director of the Company
Total		2,370,000	66.67%

(1)	Scarlett PaiChun Kwong is Edwin Kwong's wife. Edwin Kwong is unable to exercise any voting or investment control over any of the shares held by Scarlett PaiChun Kwong.
(2)

Tiffany Tzouyi Kwong is Edwin Kwong's daughter and a Director of Show King Holdings Inc. Edwin Kwong is unable to exercise any voting or investment control over any of the shares held by Tiffany Tzouyi Kwong

(3)

Justina Juenyi Kwong is Edwin Kwong's daughter and a Director of Show King Holdings Inc. Edwin Kwong is unable to exercise any voting or investment control over any of the shares held by Justina Juenyi Kwong.

(4)

Yu, Chien-Yang is our Director. 1,000,000 shares of common stock are beneficially owned by Ocean Reserve Ltd., a Seychelles limited company, over which Mr. Yu exercises sole voting and investment control.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Related transaction on December 27, 2013

On December 17, 2013, we entered into (1) a Regulation D stock purchase agreement for the issuance of 1,000,000 shares of common stock, par value $0.10 per share, at a purchase price of $0.10 per share, to Edwin Kwong, our President, Secretary, Treasurer, and Director, and (2) a Regulation S stock purchase agreement for the issuance of 1,000,000 shares of common stock, par value $0.10 per share, at a purchase price of $0.10 per share, to Ocean Reserve Ltd., a corporation wholly owned by Yu, Chien-Yang, our Director. The Regulation D stock purchase agreement and the Regulation S stock purchase agreement are respectively attached as Exhibit 10.2 and Exhibit 10.3.

The following table details how the Shares were distributed to our officers, directors and affiliates at the time of the transaction:

Name of Natural Person Affiliate	A. Beneficial Ownership in Show King Holdings Inc. (A=BxC)	Holding Entity	B. Beneficial Ownership in Holding Entity	C. Show King shares Received in Holding Entity
Edwin Kwong	1,000,000	Self	100.00%	1,000,000
Yu, Chien-Yang	1,000,000	Ocean Reserve Ltd.	100.00%	1,000,000

Related transaction on December 31, 2013

On December 31, 2013, we entered into a Regulation D stock purchase agreement for the issuance of 80,000 shares of common stock, par value $0.10 per share, at a purchase price of $0.10 per share, to Edwin Kwong, our President, Secretary, Treasurer, and Director. The Regulation D stock purchase agreement is attached as Exhibit 10.5. The following table details how the Shares were distributed to our officers, directors and affiliates at the time of the transaction:

Name of Natural Person Affiliate	D. Beneficial Ownership in Show King Holdings Inc. (A=BxC)	Holding Entity	E. Beneficial Ownership in Holding Entity	F. Show King shares Received in Holding Entity
Edwin Kwong	80,000	Self	100.00%	80,000

Related transaction on June 30, 2014

On June 30, 2014, we entered into a Regulation D stock purchase agreement for the issuance of 23,700,000 shares of common stock, par value $0.10 per share, at a purchase price of $0.10 per share, to Edwin Kwong, our President, Secretary, Treasurer, and Director; Tiffany Kwong, our Director; and Justina Kwong, our Director. The Regulation D stock purchase agreement is attached as Exhibit 10.7. The following table details how the Shares were distributed to our officers, directors and affiliates at the time of the transaction:

Name of Natural Person Affiliate	G. Beneficial Ownership in Show King Holdings Inc. (A=BxC)	Holding Entity	H. Beneficial Ownership in Holding Entity	I. Show King shares Received in Holding Entity
Edwin Kwong	23,700,000	Self	100.00%	23,700,000
Tiffany Kwong	100,000	Self	100.00%	100,000
Justina Kwong	100,000	Self	100.00%	100,000

Related transaction on December 21, 2014

On December 21, 2014, we entered into a stock purchase agreement to acquire a 200,000 shares of common stock of GUI Corporation., at a purchase price of $0 per share, from Edwin Kwong, our President, Secretary, Treasurer, and Director, and the sole shareholder of GUI Corporation. Through the acquisition of the 200,000 shares of common stock of GUI Corporation, we become the sole owner of GUI Corporation. The stock purchase agreement above is attached as Exhibit 10.9.

Cancelled-transactions with San Lotus Holding Inc. respectively on December 27, 2013 and August 11, 2014

On December 27, 2013, Green Forest Management Consulting Inc. ("Green Forest"), a subsidiary of San Lotus Holding Inc. ("SLOT"), entered into a land purchase agreement with Yu, Chien-Yang ( the "Seller") to acquire 35,251 square meters of land in Dataoping Section of Zaoqiao Township, Miaoli County, Taiwan (R.O.C.) and 41,184 square meters of land in Laotianliao Section of Touwu Township, Miaoli County, Taiwan (R.O.C.), all of which is 76,435 square meters.

Green Forest purchased the land for TWD$200,301,985 (US$6,755,547.6) (the "Purchase Price"). The Purchase Price was paid for through Green Forest's issuance of a promissory note payable to the Seller. Through an agreement of assignment, assumption and release, which SLOT entered into with the Seller and Green Forest on December 27, 2013, SLOT assumed the debt Green Forest owed under the promissory note, thus relieving Green Forest of its obligations thereunder.

On December 27, 2013, SLOT entered into a stock purchase agreement for the issuance of 33,426,757 shares of our common stock, par value $0.1 per share (the "Shares"), at a purchase price of $0.2021 per share, to the Sellers and their designees pursuant to stock purchase agreements, dated December 27, 2013 (the "Subscription Agreements"). As one of designees of the Seller, we purchased 19,048 shares of common stock of SLOT. The Shares were issued at the instruction of the Sellers and in full satisfaction of the debt SLOT owed under its assumption of the debt from Green Forest regarding the purchase of 76,435 square meters of land in Miaoli County, Taiwan (R.O.C.).

But, on March 9, 2015, Green Forest and the Seller have terminated the land purchase agreement dated December 27, 2013 because the Seller has not conveyed to Green Forest the entire titles to the land. Concurrently with the termination of the land purchase agreement, SLOT has discharged all its obligations it assumed from the promissory note on December 27, 2013, and the Shares issued under the stock purchase agreements dated December 27, 2013 shall be cancelled from the record in its transfer agent, Computershare Inc. and Computershare Trust Company, N.A.

Related transaction on June 25, 2015

In order to market the exhibitions we organized and to further the variety in exhibition contents, we intend to take advantage of and to combine with the service potential held by various media companies in the future. Accordingly, on May 19, 2014, we entered into stock purchase agreements (the "Stock Purchase Agreements") to purchase the total 24,500,000 shares of following 24 media companies (each the "Seller", and collectively, the "Sellers"), and the aggregating purchase price is $2,450,000 (the "Purchase Price"):

Seller	Cash paid for the Shares
Animedia Holding Inc.	$26,030
AHI Adaptation Inc.	$65,075
AHI Advertising Inc	$65,075
AHI Animation Inc.	$108,460
AHI Blueprint Inc.	$65,076
AHI Broadcasting Inc.	$108,460
AHI Content Inc.	$108,460
AHI Diction Inc.	$65,076
AHI Equipment Inc.	$108,460
AHI Illustration Inc.	$65,076
AHI Library Inc.	$108,460
AHI Lighting Inc.	$108,460
AHI Marketing Inc.	$65,076
AHI Peripherals Inc.	$65,076
AHI Photography Inc.	$65,076
AHI Pictures Inc.	$65,076
AHI Post Production Inc.	$108,460
AHI Publishing Inc.	$65,076
AHI Records Inc.	$108,460
AHI Sound Inc.	$108,460
AHI Talent Agency Inc.	$65,076

AHI Voice Inc.	$65,076
Animedia TV Inc.	$216,920
Medicine Men	$450,000
Total:	$2,450,000

The following table lists each of our officers and directors and details their relationship to the 24 media companies:

	Edwin Kwong	Tiffany Kwong	Justina Kwong	Yu, Chien Yang	Chen, Kuan-Yu
Animedia Holding Inc.	-	-	-	Director	Secretary
AHI Adaptation Inc.	-	-	-	-	President/Secretary/Treasurer/ Director
AHI Advertising Inc	-	-	-	-	President/Secretary/Treasurer/ Director
AHI Animation Inc.	-	-	-	-	President/Secretary/Treasurer/ Director
AHI Blueprint Inc.	-	-	-	President/ Treasurer/ Director	Secretary
AHI Broadcasting Inc.	-	-	-	-	President/Secretary/Treasurer/ Director
AHI Content Inc.	-	-	-	-	President/Secretary/Treasurer/ Director
AHI Diction Inc.	-	-	-	-	President/Secretary/Treasurer/ Director
AHI Equipment Inc.	-	-	-	-	President/Secretary/Treasurer/ Director
AHI Illustration Inc.	-	-	-	-	President/Secretary/Treasurer/ Director
AHI Library Inc.	-	-	-	-	President/Secretary/Treasurer/ Director
AHI Lighting Inc.	-	-	-	-	Secretary
AHI Marketing Inc.	-	-	-	Director	President/Secretary
AHI Peripherals Inc.	-	-	-	-	President/Secretary/Treasurer/ Director
AHI Photography Inc.	-	-	-	-	Secretary
AHI Pictures Inc.	-	-	-	Director	Secretary
AHI Post Production Inc.	-	-	-	Director	Secretary
AHI Publishing Inc.	-	-	-	-	Secretary
AHI Records Inc.	-	-	-	-	Secretary
AHI Sound Inc.	-	-	-	Director	Secretary
AHI Talent Agency Inc.	-	-	-	-	Secretary
AHI Voice Inc.	-	-	-	-	Secretary
Animedia TV Inc.	-	-	-	Director	Secretary/ Director
Medicine Men	-	-	-	-	-

After then, because the business and services of the 24 media companies above remains not fully developed until 2015, we have not conduct business with any of them.

Accordingly, we decide to dispose of our investments to them, and on June 25, 2015, we sold our prepaid and current assets, solely consisting of our prepaid investments in other 24 companies during 2014, to Edwin, Kwong, our President and Director. The price for Edwin, Kwong to purchase foregoing prepaid and current assets is USD$2,450,000. Edwin, Kwong shall pay us the purchase price of USD$2,450,000 by transferring to us the 24,500,000 shares of common stock in Show King Holdings Inc., par value US$0.1. The Shares transferred to us under the Assets Purchase Agreement dated June 25, 2015 shall be cancelled from the record in our transfer agent, Computershare Inc. and Computershare Trust Company, N.A. The Assets Purchase Agreement above is attached as Exhibit 10.11.

Related transaction on June 25, 2015

On June 25, 2015, we entered into a stock purchase agreement selling 19,048 shares of common stock of San Lotus Holding Inc., at a selling price of $10.5 per share, to Edwin Kwong, our President and Director, and Yu, Chien-Yang, our Director. The stock purchase agreement above is attached as Exhibit 10.10. The following table details how the shares of San Lotus Holding Inc. were distributed to our officers, directors and affiliates at the time of the transaction:

Name of Natural Person Affiliate	Shares of San Lotus Holding Inc. Received in the transaction
Edwin Kwong	9,524
Yu, Chien-Yang	9,524

We do not have any loan since inception

Since we incorporated in Nevada State on May 23, 2013 (the "Inception"), we do not get any loan from any person and do not have any established bank-financing arrangements. Since Inception, rather than loans, all funding provided to us from following related persons is direct investments, and such investments have been disclosed above:

Edwin Kwong	Our director or executive officer; An immediate family member of our director or executive officer; and A security holder of more than five percent of our voting securities
Scarlett Kwong	An immediate family member of our director or executive officer
Tiffany Kwong	Our director or executive officer; An immediate family member of our director or executive officer
Justina Kwong	Our director or executive officer and An immediate family member of our director or executive officer
Yu, Chien-Yang	Our director or executive officer and A security holder of more than five percent of our voting securities

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada corporate law and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

INDEX OF AUDITED FINANACIAL STATEMENTS OF SHOW KING HOLDINGS INC. FOR THE YEAR ENDED DECEMBER 31, 2014 AND 2013

To the Board of Directors

Show King Holdings Inc.

We have audited the accompanying balance sheets of Show King Holdings Inc (the "Company") as of December 31, 2014 and 2013, and the related statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2014 and the period from May 23 (Inception) to December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the year ended December 31, 2014 and the period from May 23, 2013 (Inception)  to December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had an accumulated deficit of $4,215 as at December 31, 2014 and it had no revenue. These conditions, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1, which includes the raising of additional equity financing. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WLCC Accountancy Corp

Oxnard, CA 93030

September 25, 2015

SHOW KING HOLDINGS INC.

BALANCE SHEETS AS OF DECEMBER 31, 2014 AND 2013

(AUDITED)

	12/31/2014	12/31/2013
Assets:
Current Assets
Cash and cash equivalents	$ 111,785	$ 144,075
Prepaid and other current assets	-	5,000
Investments in nonmarketable equity securities at cost	8,150,000	200,000
Total Current Assets	$ 8,261,785	$ 349,075
Total Assets	$ 8,261,785	$ 349,075
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	-	-
Other liabilities	5,500,000	$ -
Total Current Liabilities	$ 5,500,000	$ -

Stockholders' Equity
Common stock, $0.1 par value, 70,000,000 shares authorized, 26,870,000 and 2,805,000 shares issued	$ 2,687,000	$ 280,500
Additional paid-in capital	79,000	72,500
Retained earnings	(4,215)	(3,925)
Total equity	2,761,785	349,075
Total Liabilities and Equity	$ 8,261,785	$ 349,075

The Accompanying Notes Are an Integral Part of the Financial Statements

SHOW KING HOLDINGS INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(AUDITED)

	2014	2013
Operating expenses	290	$ 3925
loss from operations before income taxes	(290)	(3,925)
Income taxes	-	-
Net income (loss)	(290)	(3,925)
Net Loss Per Share:	-	-
Basic and diluted	(0.00)	(0.08)
Weighted average common shares outstanding	-	(0.08)
Basic and Diluted	15,031,932	48,453

The Accompanying Notes Are an Integral Part of the Financial Statements

SHOW KING HOLDINGS INC.

STATEMENTS OF STOCKHOLDERS' EQUITY

PERIOD FROM MAY 23, 2013(INCEPTION) THROUGH DECEMBER 31, 2014

(AUDITED)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Share	Amount
Balance, May 23, 2013 (Inception)	-	-	-	-	-
Issuance of common stock for the exchange of investments	2,000,000	200,000			200,000
Issuance of common stock for cash	805,000	$80,500	$72,500		153,000
Net loss for the period from May 23, 2013 (Inception) to December 31, 2013	-	-	-	(3925)	(3925)
Balance, December 31, 2013	2,805,000	280,500	72,500	$(3,925)	349,075
Issuance of common stock for cash	24,065,000	2,406,500	6,500	-	2,413,000
Net loss	-	-	-	(290)	(290)
Balance, December 31, 2014	26,870,000	2,687,000	79,000	(4,215)	2,761,785

The Accompanying Notes Are an Integral Part of the Financial Statements

SHOW KING HOLDINGS INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(AUDITED)

	For the year ended Dec 31, 2014	For the period from May 23, 2013(inception) to Dec 31, 2013
Cash flows from operating activities:
Net loss	$ (290)	$ (3,925)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Changes in operating assets and liabilities:
Prepaid and other current assets	5,000	(5,000)
Net cash provided by (used in) operating activities	4,710	(8,925)
Cash Flows from Investing Activity
Purchase of investment securities	(2,450,000)	-
Net cash used in investing activity	(2,450,000)	-
Cash Flows from Financing Activity
Issuance of common stock	2,413,000	153,000
Net cash provided by financing activity	2,413,000	153,000
Net increase (decrease) in cash and cash equivalents	$ (32,290)	$ 144,075
Cash and cash equivalents, beginning of the year	144,075	-
Cash and cash equivalents, ending of the year	111,785	144,075
Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest expense	-	-
Income tax	-	-
Supplemental disclosure of noncash financing activities
Issuance of common stock in settlement of investments	5,500,000	200,000

The Accompanying Notes Are an Integral Part of the Financial Statements

SHOW KING HOLDING INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1- NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES

Nature of Business

Show King Holding Inc., a company in the developmental stage (the "Company" or "Show King"), was incorporated on May 23, 2013 in the State of Nevada. The Company has not conducted business operations nor had revenues from operations since its inception. The Company's business plan is to organize consumer exhibitions by planning; seeking and obtaining the suitable spaces for; and promoting such exhibitions.

The Company's year-end is December 31.

Going Concern

These financial statements were prepared on the basis of accounting principles applicable to a going concern, which assumes the realization of assets and discharge of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company had an accumulated deficit of $4,215 as of December 31, 2014, and it had no revenue from operations.

The Company faces all the risks common to companies at the development stage, including capitalization and uncertainty of funding sources, high initial expenditure levels, uncertain revenue streams, and difficulties in managing growth. The Company's losses raise substantial doubt about its ability to continue as a going concern. The Company's financial statements do not reflect any adjustments that might result from the outcome of this uncertainty.

The Company is currently addressing its liquidity issue by continually seeking investment capital through private placements of common stock and debt.

The Company believes its current and future plans enable it to continue as a going concern. The Company's ability to achieve these objectives cannot be determined at this time. These financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to liquidate its assets and discharge its liabilities other than the normal course of business and at amounts which may differ from those in the accompanying consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements

The applicable accounting guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance establishes a framework for measuring fair value and expands required disclosure about the fair value measurements of assets and liabilities. This guidance requires us to classify and disclose assets and liabilities measured at fair value on a recurring basis, as well as fair value measurements of assets and liabilities measured on a non-recurring basis in periods subsequent to initial measurement, in a fair value hierarchy.

The fair value hierarchy is broken down into three levels based on the reliability of inputs and requires an entity to maximize the use of observable inputs, where available. The following summarizes the three levels of inputs required, as well as the assets and liabilities that we value using those levels of inputs:

.         Level 1 § Observable inputs that reflect quoted prices for identical assets or liabilities in active markets.

.         Level 2 § Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not very active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

.         Level 3 § Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The fair value of the contingent consideration obligations related to our business acquisitions are valued using Level 3 inputs.

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments purchased with original maturities of three months or less to be cash equivalents. The carrying amount of cash equivalents approximates fair value.

Net Income Per Share

Basic income (loss) per share is computed by dividing net income by weighted average number of shares of common stock outstanding during each period. Diluted income per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. As of December 31, 2014, the Company does not have any outstanding common stock equivalents; therefore, a separate computation of diluted loss per share is not presented.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes, which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some or all of any deferred tax assets will not be realized.

ASC 740-10, "Accounting for Uncertainty in Income Taxes," prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  ASC 740 also provides guidance on derecognition, classification, treatment of interest and penalties, and disclosure of such positions.  As a result of implementing ASC 740, there has been no adjustment to the Company's financial statements and the adoption of ASC 740 did not have a material effect on the Company's consolidated financial statements for the year ended December 31, 2014 or the six months ended June 30, 2015. The Company files income tax returns in the United States which are subject to examination by tax authorities in these jurisdictions.

Concentrations of Credit Risk

Financial instruments that potentially expose the Company to significant concentrations of credit risk consist principally of cash. The Company places its cash with financial institutions with high-credit ratings. As of December 31, 2014, the Company's cash in bank is insured by FDIC.

Commitments and Contingencies

The Company follows ASC 450-20, Loss Contingencies, to report accounting for contingencies.  Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. There were no commitments or contingencies as of December 31, 2014.

Related parties

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Recent Accounting Pronouncements

On June 10, 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-10, Development Stage Entities (ASC 915) § Elimination of Certain Financial Reporting Requirements, which eliminates the concept of a development stage entity (DSE) in its entirety from current accounting guidance.

Elimination of development stage entity reporting - a DSE is an entity devoting substantially all of its efforts to establishing a new business and for which either planned principal operations have not yet commenced or have commenced but there has been no significant revenues generated from that business. Under current guidance, DSEs are required to present inception-to-date financial information in their annual statements. The new standard eliminates the concept of a DSE from U.S. GAAP. Therefore, the current incremental reporting requirements for a DSE, including inception-to-date information, will no longer apply.

The removal of the DSE reporting requirements (ASC 915) is effective for public business entities for annual reporting periods beginning after December 15, 2014. Early adoption of the new standard is permitted. The Company plans to adopt the new standard immediately.

On May 28, 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2014-09 that introduces a new five-step revenue recognition model in which an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU also requires disclosures sufficient to enable users to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers, including qualitative and quantitative disclosures about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. This standard is effective for fiscal years beginning after December 15, 2016, including interim periods within that reporting period. The Company is currently evaluating the new guidance to determine the impact it will have on the condensed financial statements.

NOTE 2- INCOME TAXES

The Company has not yet realized income as of the date of this report, and no provision for income taxes has been made. As of December 31, 2014, there were no deferred tax assets or liabilities.

NOTE 3 § INVESTMENTS IN NONMARKETABLE SECURITIES

The Company has entered the share purchase agreements with 24 companies on May 19, 2014. All of the 24 companies are associated with media industry in connection with the Company's strategic plan. As of December 31, 2014, the Company recorded the investments in 24 companies' nonmarketable securities in the amount of $2,450,000 at cost. In addition, the Company invested 5,333,335 shares in San Lotus Holding Inc. ("SLOT"), a publicly traded company, totaled cost $5,700,000. These shares are restricted in trading, as a result, the Company recorded them at cost as of December 31, 2014.

NOTE 4- STOCKHOLDERS' EQUITY

On December 27, 2013, the Company issued 2,000,000 shares of common stock to its founders at a price of $0.1 per share for an aggregate offering price of $200,000.

On December 31, 2013, the Company issued 80,000 and 725,000 shares of common stock to individual investors at a price of $0.1 and $0.2 per share for an aggregate offering price of $153,000.

On June 30, 2014, the Company issued 24,000,000 and 65,000 shares of common stock to individual investors at a price of $0.1and $0.2 per share for an aggregate offering price of $2,413,000.

The number of common stock shares outstanding at December 31, 2013 was 2,805,000.

The number of common stock shares outstanding at December 31, 2014 was 26,870,000.

NOTE 5 § OTHER PAYABLE

The Company entered the stock purchase agreement with Chien-Yang Yu, the Director of Show King to purchase 5,238,095 shares in San Lotus Holding Inc. ("SLOT"), a publicly traded company, totaled cost $5,500,000. Thus, the Company owes $5,500,000 to Mr. Yu and recorded under other payable.

NOTE 6 § RELATED PARTY TRANSACTION

The Company entered into the stock purchase agreement with Edwin Kwong ("Seller"), the sole shareholder of the common stock of GUI Corporation on December 21, 2014 and Mr. Kwong is the CEO of Show King. The Seller agreed to sell the 200,000 shares of common stock of GUI for $0 to Show King. The transaction is closed on January 1, 2015.

INDEX OF AUDITED FINANACIAL STATEMENTS OF GUI CORPORATION FOR THE YEAR ENDED DECEMBER 31, 2014 AND 2013

To the Board of Directors

GUI CORPORATION

We have audited the accompanying balance sheets of GUI CORPORATION (the "Company") as of December 31, 2014 and 2013, and the related income statements, statements of stockholder's equity and cash flows for the year ended December 31, 2014 and 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the year ended December 31, 2014 and 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the financial statements, the Company had an accumulated deficit of $200,000 and $292,212 as at December 31, 2014 and 2013. These conditions, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 7, which includes the raising of additional equity financing. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WLCC Accountancy Corp

Oxnard, CA 93030

September 25, 2015

GUI CORPORATION

BALANCE SHEETS AS OF DECEMBER 31, 2014 AND 2013

(AUDITED)

	12/31/2014	12/31/2013
Assets:
Current Assets
Cash and cash equivalents	42,136	24,426
Prepaid and other current assets	131,395	260,099
Total Current Assets	173,531	284,525
Property and equipment, net	7,477	8,245
Total Assets	$181,008	$292,770
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
Customer deposits	130,739	222,882
Accrued and other liabilities	6,896	8,645
Total Current Liabilities	137,635	231,527
Due to shareholder	42,960	153,455
Total Liabilities	180,595	384,982
Stockholders' Equity
Common stock, no par value, 1,000,000 shares authorized, 200,000 and 200,000 shares issued	200,000	200,000
Retained earnings	(199,587)	(292,212)
Total equity	413	-92,212
Total Liabilities and Stockholder's Equity	$181,008	$292,770

The Accompanying Notes Are an Integral Part of the Financial Statements

GUI CORPORATION

INCOME STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(AUDITED)

	2014	2013
Revenue	$1,609,315	$ 1,926,277
Costs of services	380,801	524,601
Gross profit	1,228,514	1,401,676
Operating expenses	1,135,089	1,267,077
Income from operations before taxes	93,425	134,599
Income taxes	800	2,737
Net income	92,625	131,862
Net income per share:
Basic and diluted	0.46	0.66
Weighted average common shares outstanding
Basic and diluted	200,000	200,000

The Accompanying Notes Are an Integral Part of the Financial Statements

GUI CORPORATION

STATEMENTS OF STOCKHOLDERS' EQUITY

PERIOD FROM JANUARY 1, 2013 THROUGH DECEMBER 31, 2014

(AUDITED)

	Common Stock		Accumulated Deficit	Total
	Share	Amount
Balance, January 1, 2013	200,000	200,000	(424,074)	(224,074)
Net income	-	-	131,862	131,862
Balance, December 31, 2013	200,000	$200,000	$(292,212)	(92,212)
Net Income	-	-	92,625	92,625
Balance, December 31, 2014	200,000	$200,000	$(199,587)	413

The Accompanying Notes Are an Integral Part of the Financial Statements

GUI CORPORATION

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

 (AUDITED)

	2014	2013
Cash Flows from Operating Activities
Net loss	92,625	131,862
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,114	1,563
Changes in operating assets and liabilities:
Prepaid and other current assets	128,704	(168,015)
Customer deposits	(92,143)	142,904
Accrued and other liabilities	(1,749)	(3,454)
Net cash provided by (used in) operating activities	129,551	104,860
Cash Flows from Investing Activity
Purchase of investment securities		-
Acquisition of property and equipment	(1,346)	(9,446)
Net cash used in investing activity	(1,346)	(9,446)
Cash Flows from Financing Activity
Repayment to shareholder	(110,495)	(143,311)
Net cash provided by financing activity	(110,495)	(143,311)
Net increase in cash and cash equivalents	17,710	(47,897)
Cash and cash equivalents, beginning of the year	24,426	72,323
Cash and cash equivalents, ending of the year	42,136	24,426
Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest expense	-	-
Income tax	800	2,737

The Accompanying Notes Are an Integral Part of the Financial Statements

GUI CORPORATION

Notes to Financial Statements

December 31, 2014

Note 1 -      Organization and Nature of Business

MEGASHOW.COM was incorporated under the laws of California in August 2000. On July 23, 2001, the corporate name of Megashow.com was changed to GUI CORPORATION (the Company). The Company primarily specialized in all aspects of the design, planning and production of face to face exhibitions and trade shows including body art and tattoo show throughout the United States.

Note 2 -      Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments purchased with original maturities of three months or less to be cash equivalents. The carrying amount of cash equivalents approximates fair value.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the sales price is fixed or determinable and collectability is reasonably assured.

GUI derives revenues primarily by providing logistical services to exhibitors participating in exhibitions and events and from the design, construction and refurbishment of exhibit booths. Service revenues are recognized at the time services are performed.

Revenues from pre-sales of admission tickets to events are recognized when the tickets are used.

Advertising

Advertising costs are charged to operations when the advertising first takes place. Advertising costs are expenses totaled $570,798 and $728,035 for the year ended December 31, 2014 and 2013, respectively.

Note 2 -      Summary of Significant Accounting Policies § Continued

Property and Equipment

Property and equipment are carried at cost. Property additions and betterments are charged to the property accounts, while maintenance and repairs are expensed as incurred. Whenever an asset is retired or disposed of, its cost and accumulated depreciation are removed from the respective accounts, and the resulting gain or loss is credited or charged to income. Depreciation of assets is computed over their estimated useful lives ranging from 3 to 7 years by using the straight-line method.

The Company reviews the carrying amount of property and equipment for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

Income Taxes

The Company has elected to be an S corporation effective in August 2000. In lieu of corporation income taxes, the stockholders are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in these financial statements.

For state income tax purpose, the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities are recognized as deferred tax assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  Income tax expense is the tax payable or refundable for the year plus or minus the change during the year in deferred tax assets and liabilities.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist principally of cash in bank.  As of December 31, 2014, the total balance of cash in bank is insured by FDIC for the Company.

Note 2 -      Summary of Significant Accounting Policies § Continued

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures in the financial statements. Accordingly, actual results may differ from those estimates and assumptions.

Note 3 -       Property and Equipment

Property and equipment consisted of the following:

	2014	2013
Furniture and fixtures	$ 1,889	$ 1,889
Machine and equipment	11,830	11,830
Computer	9,325	7,391
	23,044	21,698
Less: accumulated depreciation and amortization	(15,567)	(13,453)

Property and equipment § net	$ 7,477	$ 8,245

Depreciation and amortization expense was $2,114 and $1,563 for the year ended December 31, 2014 and 2013, respectively.

Note 4 -       Stockholder's equity

At December 31, 2014, the authorized capital of the Company is 1,000,000 shares of no par common stock with 200,000 issued and outstanding.

Note 5 -       Due to shareholder

From time to time, the shareholder provided the corporate funding and advances paid or incurred in previous years. The total of such items due was $42,960 and $153,455 at December 31, 2014 and 2013, respectively.

Note 6 -       Income Taxes

Income tax expense for the year ended December 31, 2014 and 2013 consists of the following:

	2014	2013
Current:
State	$ 800	$ 2,737
Deferred:
State	-	-

Total income tax expense	$ 800	$ 800

The Company filed corporate income tax on a cash basis and there's no significant temporary difference to be recorded under deferred tax assets and liabilities.

Note 7 §     Going Concern

The Company has previously experienced substantial operating losses and has an accumulated deficit of $199,587 as of December 31, 2014. At the same date, it has due to shareholder in the amount of $42,960. The ability of the Company to remain as a going concern is dependent on the continued financial support of its sole shareholder with respect to the loan balances due.  Failure to continue such support would result in a material adverse effect on the Company.

Note 8 -       Contingencies

The Company is subject to claims and legal actions that arise in the ordinary course of business. To date, there have been no litigations of any kind brought against the Company. Thus, provisions required under ASC 450 § loss contingencies are not necessary.

Note 9 -        Subsequent Events

A merger with Show King Holdings Inc., another trade shows organizer was executed on December 21, 2014. The transaction is closed on January 1, 2015.

INDEX OF AUDITED FINANACIAL STATEMENTS FOR THE PERIOD ENDED DECEMBER 31, 2015

Auditor's Report (incorporated herein by reference to Exhibit 99.1)
Financial Statements:
Consolidated Balance Sheets (Audited)	-	F-22
Consolidated Statements of Operations (Audited)	-	F-23
Consolidated Statements of Stockholders Equity(Audited)		F-24
Consolidated Statements of Cash Flows (Audited)	-	F-25
Notes to Financial Statements audited)	-	F-26-31

SHOW KING HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	324,470	153,921
Prepaid and other current assets	323,609	130,982
Investments in nonmarketable equity securities at cost	-	8,150,000
Total Current Assets	648,079	8,434,903
Property and equipment, net	48,095	7,477
Total Assets	696,174	8,442,380

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	-	6,896
Customer deposits	216,402	130,739
Accrued and other liabilities	97,917	5,542,960
Total Current Liabilities	314,319	5,680,595
Other liabilities	-	-
Total Liabilities	314,319	5,680,595

Stockholders' Equity
Common stock	2,687,000	2,687,000
Additional paid-in capital	79,000	79,000
Treasury stock	(2,450,000)	-
Retained earnings	-	(4,215)
Total Equity	316,000	2,761,785
Total Liabilities and Equity	630,319	8,442,380
Stockholders' Equity
Common stock, shares authorized	70,000,000	70,000,000
Common stock, par value	0.1	0.1
Common stock, shares issued	2,370,000	26,870,000

The accompanying notes are an integral part of these consolidated financial statements.

SHOW KING HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	2015	2014
Revenue	2,248,960	-
Cost of services	370,175	-
Gross profit	1,878,785	-
Operating expenses	1,762,802	290
Income (loss) from operations	115,983	(290)
Other income (expenses)
Other income	2,189	-
Total other income (expense)	2,189	-
Loss before income taxes	118,172	(290)
Income taxes	48,102	-
Net income (loss)	70,070	(290)
Net Loss Per Share
Basic and diluted	0.03	(0.00)
Weighted average common shares outstanding
Basic and Diluted	2,370,000	15,002,329

The Accompanying Notes Are an Integral Part of the Financial Statements

SHOW KING HOLDING INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

PERIOD FROM JANUARY 1, 2014 THROUGH DECEMBER 31, 2015

	Common Stock (Shares)	Common Stock (Amount)	Additional Paid-in Capital	Retained Earnings	Total
Balance, December 31, 2013	2,805,000	280,500	72,500	(3,925)	349,075
Issuance of common stock for cash	24,065,000	2,406,500	6,500	0	2,413,000
Net loss	0	0	0	(290)	(290)
Balance, December 31, 2014	26,870,000	2,687,000	79,000	(4,215)	2,761,785
Less: treasury shares	(24,500,000)	(2,450,000)	0	0	0
Net income	0	0	0	0	0
Balance, December 31, 2015	2,370,000	237,000	79,000	(4,215)	2,761,785

The accompanying notes are an integral part of these consolidated financial statements.

SHOW KING HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	2015	2014
Cash Flows from Operating Activities
Net income (loss)	0	(290)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depereciation	11,232	0
Changes in operating assets and liabilities:
Prepaid and other current assets	(192,628)	5,000
Accrued expenses and others	133,724	0
Net cash provided by operating activities	(47,672)	4,710
Cash Flows from Investing Activity
Purchase of investment securities	0	(2,450,000)
Disposal of Investment	200,000	0
Acquisition of property and equipment	(51,849)	0
Acquisition of GUI corporation, net of cash acquired	0	42,136
Net cash used in investing activity	148,151	(2,407,864)
Cash Flows from Financing Activity
Issuance of common stock	0	2,413,000
Net cash provided by (used in) financing activity	0	2,413,000

Net increase in cash and cash equivalents	100,479	9,846
Cash and cash equivalents, beginning of the year	153,921	144,075
Cash and cash equivalents, ending of the year	254,400	153,921
Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest expense	0	0
Income tax	666	0
Supplemental disclosure of noncash financing activities
Issuance of common stock in settlement of note payable	0	5,500,000
Disposal Investment to acquire treasury stock	2,450,000	0

The accompanying notes are an integral part of these consolidated financial statements.

SHOW KING HOLDINGS INC.

NOTES TO CONSOLDATED FINANCIAL STATEMENTS

December 31, 2015

NOTE 1 NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES

Nature of Business

Show King Holdings Inc. (the "Company") was incorporated on May 23, 2013 in the State of Nevada. The Company changed its state of incorporation from the State of Nevada to the State of California (the "Conversion") on June 26, 2015. On December 21, 2014, we acquire the sole ownership of GUI Corp., incorporated in the State of California on August 9, 2000, and GUI Corp. becomes our wholly owned subsidiary accordingly.In addition, through its wholly-owned subsidiaries, GUI Corporation ("GUI") and Mega Show Corp. ("Mega"), the Company is operating and developing its business in organizing consumer exhibition events throughout the United States, an ongoing process in our development.

The Company's year-end is December 31.

Principles of consolidation

At December 31, 2015, the consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries as named in above. All significant intercompany transactions have been eliminated in the consolidation.

Revenue Recognition

The Company recognizes revenue when all of the following criteria are met: (1) persuasive evidence of an arrangement exits; (2) delivery has occurred or services have been rendered; (3) the Company's price to its customer is fixed or determinable and (4) collectability is reasonably assured.

The Company derives revenues primarily by providing logistical services to exhibitors participating in exhibitions and events and from the design, construction and refurbishment of exhibit booths. Service revenues are recognized at the time services are performed.

Revenues from pre-sales of admission tickets to events are recognized when the tickets are used.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Although the Company believes that its estimates and assumptions are reasonable, they are based upon information available at the time the estimates and assumptions were made. Actual results could differ from these estimates.

Concentrations of Credit Risk

The Company maintains cash balances at several financial institutions in the Los Angeles, California area. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts and periodically evaluates the credit worthiness of the financial institutions and has determined the credit exposure to be negligible.

The Company had no customers that individually represented more than 10% of total revenue during the years ended December 31, 2015 and 2014.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred. The Company incurred advertising and marketing costs of $444,762 and $0 for the years ended December 31, 2015 and 2014, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments purchased with original maturities of three months or less to be cash equivalents. The carrying amount of cash equivalents approximates fair value.

Property and Equipment

Property and equipment are recorded at cost.  Minor additions and renewals are expensed in the year incurred.  Major additions and renewals are capitalized and depreciated over their estimated useful lives.  Depreciation is calculated using the straight-line method over the estimated useful lives.  Estimated useful lives of major depreciable assets are as follows:

Property plant equipment	Estimated Useful Life
Vehicle	5 years
Furniture and fixtures	7 years
Computer Equipment	5~7 years

Fair Value Measurements

The applicable accounting guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance establishes a framework for measuring fair value and expands required disclosure about the fair value measurements of assets and liabilities. This guidance requires us to classify and disclose assets and liabilities measured at fair value on a recurring basis, as well as fair value measurements of assets and liabilities measured on a non-recurring basis in periods subsequent to initial measurement, in a fair value hierarchy.

The fair value hierarchy is broken down into three levels based on the reliability of inputs and requires an entity to maximize the use of observable inputs, where available. The following summarizes the three levels of inputs required, as well as the assets and liabilities that we value using those levels of inputs:

Level 1 § Observable inputs that reflect quoted prices for identical assets or liabilities in active markets.

Level 2 § Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not very active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 § Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The fair value of the contingent consideration obligations related to our business acquisitions are valued using Level 3 inputs.

Basic and Diluted Loss per Share

The Company computes loss per share in accordance with "ASC-260," "Earnings per Share" which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common share during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period. Diluted loss per share excludes all potential common shares if their effect is anti-dilutive. As of December 31, 2015 and 2014, there were no potentially dilutive securities outstanding.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes, which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some or all of any deferred tax assets will not be realized.

ASC 740-10, "Accounting for Uncertainty in Income Taxes," prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  ASC 740 also provides guidance on derecognition, classification, treatment of interest and penalties, and disclosure of such positions.  As a result of implementing ASC 740, there has been no adjustment to the Company's financial statements and the adoption of ASC 740 did not have a material effect on the Company's consolidated financial statements for the year ended December 31, 2014 or the six months ended June 30, 2015.The Company files income tax returns in the United States which are subject to examination by tax authorities in these jurisdictions.

Generally, three years of returns remain subject to examination by major tax jurisdictions. The state impact, if any, of any federal changes to prior year remains subject to examination for a period of up to four years after formal notification to the states.

Commitments and Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company's management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Related parties

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Recently Issued Accounting Standards

As an "emerging growth company," the Jumpstart Our Business Startups Act allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies.

In May 2014, FASB issued an accounting standards update entitled "ASU 2014-09, Revenue from Contracts with Customers." The standard requires entities to recognize revenue through the application of a five step model, which includes identification of the contract, identification of the performance obligations, determination of the transaction price, allocation of the transaction price to the performance obligations, and recognition of revenue as the entity satisfies the performance obligations. The standard will become effective for the Company beginning January 1, 2017. The Company is currently assessing the impact adoption of this standard will have on its consolidated results of operations, financial condition, cash flows, and financial statement disclosures.

In August 2014, FASB issued an accounting standards update entitled "ASU 2014-15, Presentation of Financial Statements § Going Concern." The standard requires entities to evaluate for each annual and interim reporting period, whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity's ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). The standard will become effective for the Company beginning January 1, 2017. The Company does not anticipate adoption of the standard will have a material impact on its consolidated results of operations, financial condition, cash flows, and financial statement disclosures.

In February 2016, FASB issued an accounting standards update entitled "ASU 2016-02, Leases § Recognition and Measurement of Financial Assets and Financial Liabilities." The standard requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition. The standard requires lessors to classify leases as either sales-type, finance or operating. A sales-type lease occurs if the lessor transfers all of the risks and rewards, as well as control of the underlying asset, to the lessee. If risks and rewards are conveyed without the transfer of control, the lease is treated as a financing lease. If the lessor does not convey risks and rewards or control, an operating lease results. The standard will become effective for the Company beginning January 1, 2019. The Company is currently assessing the impact adoption of this standard will have on its consolidated results of operations, financial condition, cash flows, and financial statement disclosures.

 NOTE 2 ACQUISITION OF GUI CORPORATION

On December 21, 2014 (the acquisition date), the Company entered into a stock purchase agreement (the "Stock Purchase Agreement") with Edward Kwong ("Seller")for the acquisition of GUI Corporation ("GUI"). Show King acquired all of the issued and outstanding common stock of GUI from the Sellers in exchange for $0. The transaction is closed on January 1, 2015.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date of the acquisition:

GUI	Dec. 21, 2014
Cash	42,136
Prepaid expenses and other current assets	131,394
Property and equipment	7,065
Current liabilities	(137,635)
Loan to shareholder	(42,960)
Fair value of net assets acquired	0

NOTE 3 INVESTMENTS IN NONMARKETABLE SECURITIES

The Company has entered the share purchase agreements with 24 companies on May 19, 2014. All of the 24 companies are associated with media industry, which correlate with the Company's strategic plan. As of December 31, 2014, the Company recorded the investments in 24 companies' nonmarketable securities in the amount of $2,450,000 at cost. In addition, the Company invested 533,333.5 shares in San Lotus Holding Inc. ("SLOT"), a publicly traded company, totaled cost $5,700,000. These shares are restricted in trading, as a result, the Company recorded them at cost as of December 31, 2014.

On June 25, 2015, the Board of Directors approves to cancel the purchase of 523,809.5 shares in SLOT in the amount of $5,500,000 and sell 9,524 shares in SLOT at cost to Edwin Kwong, President and Chien-Yang Yu, Director of the Company in the amount of $200,000. The Company also sold 24 media companies' shares to Edwin Kwong, President. In the return, Edwin provides the 24,500,000 shares in Show King at par value $0.1, totaled $2,450,000.

NOTE 4 PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of December 31, 2015 and December 31, 2014:

	31-Dec-15	31-Dec-14
Furniture and equipment	13,720	0
Vehicles	51,849	0
Computer and Software	9,325	0
Property and equipment - gross	74,894	0
Accumulated depreciation	(26,799)	0
Property and equipment - net	48,095	0

Depreciation expense for property and equipment was $11,232 and $0, respectively for the year ended December 31, 2015 and 2014, respectively.

NOTE 5 INCOME TAXES

The income tax expense (benefit) for the six months ended December 31, 2015 and 2014, consisted of the following:

	Dec. 31, 2015	Dec. 31, 2014
Income tax expense § current	48,102	0
Income tax benefit § deferred	0	0
Total income tax expense, net	48,102	0

The Company has no uncertain tax positions as of December 31, 2015.Tax return for the year ended December 31, 2013 remains open to examination.

NOTE 6 STOCKHOLDERS' EQUITY

On December 27, 2013, the Company issued 2,000,000 shares of common stock to its founders at a price of $0.1 per share for an aggregate offering price of $200,000.

On December 31, 2013, the Company issued 80,000 and 725,000 shares of common stock to individual investors at a price of $0.1 and $0.2 per share for an aggregate offering price of $153,000.

On June 30, 2014, the Company issued 24,000,000 and 65,000 shares of common stock to individual investors at a price of $0.1and $0.2 per share for an aggregate offering price of $2,413,000.

The number of common stock shares outstanding at December 31, 2014 was 26,870,000.

The number of common stock shares outstanding at December 31, 2015 was 2,370,000.

NOTE 7 RELATED PARTY TRANSACTIONS

As of December 31, 2015 and December 31, 2014, the Company owes its affiliate in the amount of $40,000 and $0 for cash advances, respectively. All amounts advanced to the Company is non-interest bearing, due upon demand and unsecured.

NOTE 8 SUBSEQUENT EVENTS

The Company has evaluated subsequent events from December 31,, 2015 through the date the financial statements were available to be issued, March 12, 2016, and has determined that there are no items to disclose.

Show King Holdings Inc.

743,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is_____, 2016

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$23.1
Accounting fees and expenses	$100
Legal fees and expense	$100
Blue Sky fees and expenses	$100
Miscellaneous	$100
Total	$423.1

All amounts, other than the Commission's registration fee, are estimates. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

INDEMNIFICATIONS OF DIRECTORS AND OFFICERS

Our directors and officers are indemnified as provided by the Nevada corporate law and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

RECENT SALES OF UNREGISTERED SECURITIES

We were incorporated in the State of Nevada on May 23, 2013. The below-referenced stockholders acquired their shares by purchases exempt from registration under Regulation S or D of the Securities Act of 1933, as amended (the "Securities Act"), in 2013 and 2014. We relied upon Regulation S of the Securities Act for the below issuances to non-US citizens or residents.

     On December 27, 2013, we issued 2,000,000 shares of our common stock for an aggregate offering price of $200,000. The issuance of the shares was exempt from registration pursuant to either Regulation S or Regulation D.

.

Issue Date	Purchaser	Shares issued
December 27, 2013	Edwin Kwong	1,000,000
December 27, 2013	Ocean Reserve Ltd	1,000,000

     On December 31, 2013, we issued 785,000 shares of our common stock for an aggregate offering price of $149,000. The issuance of the shares was exempt from registration pursuant to either Regulation S or Regulation D.

Issue Date	Purchaser	Shares issued
December 31, 2013	Edwin Kwong	80,000
	Kathy Li	25,000
	Edmond Che Kin Kwong	35,000
	Victor CheYin Kwong	100,000
	Anthony Steven Lam	5,000
	Allen Chirk Chu	10,000
	Dan Chirk Chu	10,000
	HongFu Yu	10,000
	Alex PaiLun Chao	15,000
	Wei Sho Pao	10,000
	Kenneth Ken-Yee Pao	25,000
	Bruce Kenning Pao	25,000
	Peter Gin Lee	5,000
	Chen Yang	10,000
	Ning Yang	5,000
	Kim Wah Wong	25,000
	Noman Y. Shiau	10,000
	Perry Torng	5,000

Jennifer Pihsia Fan	20,000
LaiKit Lew	10,000
WeiLi Lin	10,000
Jimmy Yeh	20,000
Anita Yu Lee	25,000
Seng Yue	25,000
Amber L. Suriano	20,000
Cindy Lou Ponce De Leon	20,000
Rodolfo Alfonso Marroquin	5,000
George Stanley Karthan	20,000
Craig Marvin Rosato	10,000
Edward Yu Shu Pan	25,000
Max Hwang	25,000
Teresa Tehsha Ning	25,000
Patrick Wong	25,000
Chen, Li Hsing	25,000
Chang, Hsien-Li	20,000
Huang, Stella	20,000
Chung, Shirley Guey-Shiang	25,000

.               On June 30, 2014, we issued of 24,085,000 shares of our common stock for an aggregate offering price of $2,417,000. The issuance of the shares was exempt from registration pursuant to either Regulation S or Regulation D.

We believed that Regulation S was available for all of the above issuances because:

.         none of these issuances involved underwriters, underwriting discounts or commissions;

.         we placed Regulation S required restrictive legends on all certificates issued;

.         no offers or sales of stock under the Regulation S offering were made to persons in the United States; and

.         no direct selling efforts of the Regulation S offering were made in the United States.

We believed that Regulation D was available for all of the above issuances because:

.         none of any general solicitation be used to market our securities;

.         fewer than 35 non-accredited investors involving all the issuances above;

.         giving non-accredited investors disclosure documents that are generally the same as those used in registered offerings;

.         our availability to answer questions by prospective investors; and

.         financial statements certified by independent public accountant;

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

o    access to all our books and records;

o    access to all material contracts and documents relating to our operations; and

o    the opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices, at any reasonable hour and after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

Exhibit No.	Description:
3.1	Articles of Incorporation
3.2	By-Laws
5.1	Opinion of Chiang, Tien Jen
10.1	List of Subsidiaries*
10.2	Subscription agreement, dated December 27, 2013, between Show King Holdings Inc. and the Purchasers Named Therein. *
10.3	Subscription agreement, dated December 27, 2013, between Show King Holdings Inc. and the Purchasers Named Therein. *
10.4	Subscription agreement, dated December 31, 2013, between Show King Holdings Inc. and the Purchasers Named Therein. *
10.5	Subscription agreement, dated December 31, 2013, between Show King Holdings Inc. and the Purchasers Named Therein. *
10.6	Subscription agreement, dated December 31, 2013, between Show King Holdings Inc. and the Purchasers Named Therein. *
10.7	Subscription agreement, dated June 30, 2014, between Show King Holdings Inc. and the Purchasers Named Therein. *
10.8	Subscription agreement, dated June 30, 2014, between Show King Holdings Inc. and the Purchasers Named Therein. *
10.9	Stock Purchase Agreement, dated December 21, 2014, between Show King Holdings Inc. and Edwin Kwong.
10.10	Stock Purchase Agreement, dated June 25, 2015, between Show King Holdings Inc. and the Purchasers Named Therein. *
10.11

Assets Purchase Agreement, dated June 25, 2015, between Show King Holdings Inc. and the Purchasers Named Therein. *(originally filed as Exhibit 10.9 in the Amendment No.1 of Form S-1 on October 6, 2015)

23.1	Consent of WLCC Accountancy Corp.
99.1	Auditor's Report

*Previously Filed

UNDERTAKINGS

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post Effective Amendment to Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized on March 31, 2016.

Show King Holdings Inc.

By: /s/Edwin Kwong
Edwin Kwong
President/ Director/ Chief Financial Officer/ Secretary
(Principal Executive Officer) (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates indicated.

Name	Title	Date
/s//Edwin Kwong	President and Director	March 31, 2016
Edwin Kwong
/s/Tiffany Kwong	Director	March 31, 2016
Tiffany Kwong
/s/Justina Kwong	Director	March 31, 2016
Justina Kwong
/s/Yu, Chien-Yang	Director	March 31, 2016
Yu, Chien-Yang
/s/Chen, Kuan-Yu	Director	March 31, 2016
Chen, Kuan-Yu